Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 8 DATED AUGUST 15, 2019
TO THE PROSPECTUS DATED APRIL 11, 2019

This document supplements, and should be read in conjunction with, our prospectus dated April 11, 2019, as supplemented by Supplement No. 1 dated April 11, 2019, Supplement No. 2 dated May 2, 2019, Supplement No. 3 dated May 17, 2019, Supplement No. 4 dated June 3, 2019, Supplement No. 5 dated June 14, 2019, Supplement No. 6 dated July 2, 2019 and Supplement No. 7 dated August 1, 2019. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose:

•an update to the valuation of our properties;
•an update to the “Experts” section of our prospectus;
•our Quarterly Report on Form 10-Q for the period ended June 30, 2019;
•an update to the “Suitability Standards” section of the prospectus;
•an update to the “Prospectus Summary” section of the prospectus;
•an update to the “Risk Factors” section of the prospectus;
•an update to the “Management” section of the prospectus; and
•new forms of Subscription Agreements.

Valuation of Properties

The estimated market values of our office, retail, industrial and apartment properties as of June 30, 2019 were $99,300,000, $70,900,000, $49,300,000 and $35,000,000, respectively.

Experts

The following disclosure is added to the “Experts” section of our prospectus.

The amount of the estimated market values of our real properties as of June 30, 2019 presented on page 1 of this Supplement No. 8 under the section “Valuation of Properties” has been reviewed by Altus Group U.S. Inc., an independent valuation firm, and is included in this Supplement No. 8 given the authority of such firm as experts in property valuations and appraisals. Altus Group U.S. Inc. will not calculate or be responsible for our daily NAV per share for any class of our shares.

Quarterly Report on Form 10-Q

The prospectus is hereby supplemented with our Quarterly Report on Form 10-Q, excluding exhibits, for the period ended June 30, 2019 that was filed with the SEC on August 9, 2019, a copy of which is attached to this Supplement No. 8 as Appendix A.

Update to “Suitability Standards”

The following is an additional state suitability standard to be added on page iv in the “Suitability Standards” section of the prospectus.

Pennsylvania Investors. A Pennsylvania investor may not invest more than 10% of the investors’ net worth in our shares.

Update to “Prospectus Summary”

The following replaces the first sentence of the first paragraph on page 25 in the “Prospectus Summary-Distributions and Distribution Reinvestment Plan” section of the prospectus.

In order to maintain our status as a REIT, we are required to distribute annually to our stockholders dividends equal to at least 90% of our REIT taxable income.

Update to “Risk Factors”

The following replaces the first two sentences of the risk factor on page 36 titled “The amount and source of distributions we may make to our stockholders is uncertain, and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.”

Our ability to make distributions to our stockholders may be adversely affected by a number of factors, including the risk factors described in this prospectus. Because we have only a limited number of properties (12 properties as of June 30, 2019) and have not yet identified additional properties to acquire with the proceeds of our offerings, we may not generate sufficient income to make distributions to our stockholders.

Update to “Management”

The following replaces the paragraph on page 89 in the “Management-Board Leadership Structure” section of the prospectus.

Our board has determined that since the Chairman of the Board is not an independent director, there should be a lead independent director appointed by a majority of our independent directors. Our independent directors have appointed Deborah H. McAneny to serve as our lead independent director. Responsibilities of our lead independent director include, among others, presiding at executive sessions of independent directors, facilitating communications between the independent directors and the Chairman and Chief Executive Officer, and calling meetings of the independent directors, as necessary.

The following replaces the first sentence of the sixth paragraph on page 107 in the “Management-Limited Liability and Indemnification of Directors, Officers, the Advisor and Other Agents” section of the prospectus.

The SEC and certain state regulators take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

Update to Forms of Subscription Agreements

The form of Subscription Agreement included as Appendix B hereto replaces the form of Subscription Agreement included as Appendix B of the prospectus.

The form of Additional Subscription Agreement included as Appendix C hereto replaces the form of Additional Subscription Agreement included as Appendix C of the prospectus.

Appendix A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
Form 10-Q
_________________________________________

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2019
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ____ to ____

Commission file number 000-55598
__________________________________________
RREEF Property Trust, Inc.
(Exact name of registrant as specified in its charter)
__________________________________________

Maryland	45-4478978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
345 Park Avenue, 26th Floor, New York, NY 10154	(212) 454-6260
(Address of principal executive offices; zip code)	(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
 ________________________________________________________________________

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of August 7, 2019, the registrant had 3,755,900 shares of Class A common stock, $.01 par value, outstanding, 7,813,808 shares of Class I common stock, $.01 par value, outstanding, 832,912 shares of Class T common stock, $.01 par value, outstanding, 176,101 shares of Class D common stock, $.01 par value, outstanding, and no shares of Class N common stock, $.01 par value, outstanding.

RREEF PROPERTY TRUST, INC.
QUARTERLY REPORT ON FORM 10-Q
For the Quarter Ended June 30, 2019

PART I
FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
RREEF PROPERTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2019 (unaudited)	December 31, 2018
ASSETS
Investment in real estate assets:
Land	$64,426	$64,426
Buildings and improvements, less accumulated depreciation of $18,508 and $15,901, respectively	106,947	108,585
Furniture, fixtures and equipment, less accumulated depreciation of $331 and $292, respectively	213	229
Acquired intangible lease assets, less accumulated amortization of $21,917 and $19,682, respectively	26,783	29,017
Total investment in real estate assets, net	198,369	202,257
Investment in marketable securities	17,627	14,735
Total investment in real estate assets and marketable securities, net	215,996	216,992
Cash and cash equivalents	2,065	2,002
Restricted cash	376	—
Receivables, net of allowance for doubtful accounts of $6 and $6, respectively	3,861	3,324
Deferred leasing costs, net of amortization of $545 and $373, respectively	2,209	2,340
Prepaid and other assets	1,941	1,541
Total assets	$226,448	$226,199
LIABILITIES AND STOCKHOLDERS' EQUITY
Line of credit, net	$46,558	$84,046
Mortgage loans payable, net	51,373	34,055
Accounts payable and accrued expenses	2,239	2,041
Due to affiliates	4,593	4,292
Note to affiliate, net of unamortized discount of $1,291 and $1,365, respectively	7,659	7,585
Acquired below market lease intangibles, less accumulated amortization of $3,907 and $3,461, respectively	14,524	14,970
Distributions payable	375	334
Other liabilities	1,252	1,369
Total liabilities	128,573	148,692
Stockholders' Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Class A common stock, $0.01 par value; 200,000,000 shares authorized; 3,731,104 and 3,574,584 issued and outstanding, respectively	37	36
Class I common stock, $0.01 par value; 200,000,000 shares authorized; 7,385,408 and 6,132,292 issued and outstanding, respectively	74	61
Class T common stock, $0.01 par value; 250,000,000 shares authorized; 777,658 and 628,863 issued and outstanding, respectively	8	6
Class D common stock, $0.01 par value; 50,000,000 shares authorized; 176,101 and none issued and outstanding, respectively	2	—
Class N common stock, $0.01 par value; 300,000,000 shares authorized; none issued	—	—
Additional paid-in capital	138,040	115,025
Deficit	(40,286)	(37,621)
Total stockholders' equity	97,875	77,507
Total liabilities and stockholders' equity	$226,448	$226,199
The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Property related income	$5,561	$4,383	$11,326	$8,886
Investment income on marketable securities	150	120	301	209
Total revenues	5,711	4,503	11,627	9,095
Expenses
General and administrative expenses	468	496	1,040	1,007
Property operating expenses	1,723	1,337	3,605	2,749
Advisory fees	561	390	932	669
Depreciation	1,336	1,074	2,646	2,163
Amortization	1,131	906	2,300	1,813
Total operating expenses	5,219	4,203	10,523	8,401
Net realized gain (loss) upon sale of marketable securities	146	(155)	265	(408)
Net unrealized change in fair value of investment in marketable securities	189	981	2,355	480
Operating income	827	1,126	3,724	766
Interest expense	(1,196)	(884)	(2,489)	(1,788)
Net (loss) income	$(369)	$242	$1,235	$(1,022)

Basic and diluted net income (loss) per share of Class A common stock	$(0.03)	$0.03	$0.11	$(0.12)
Basic and diluted net income (loss) per share of Class I common stock	$(0.03)	$0.03	$0.11	$(0.12)
Basic and diluted net income (loss) per share of Class T common stock	$(0.03)	$0.03	$0.11	$(0.12)
Basic and diluted net income (loss) per share of Class D common stock	$(0.02)	$—	$0.13	$—

The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)
(in thousands, except share and per share data)

	Preferred Stock		Class A Common Stock		Class I Common Stock		Class T Common Stock		Class D Common Stock		Class N Common Stock		Additional Paid-in Capital	Deficit	Total Stockholders' Equity
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value
Balance, December 31, 2018	—	$—	3,574,584	$36	6,132,292	$61	628,863	$6	—	$—	—	$—	$115,025	$(37,621)	$77,507
Issuance of common stock	—	—	131,830	1	641,503	7	55,679	1	—	—	—	—	11,913	—	11,922
Issuance of common stock through the distribution reinvestment plan	—	—	22,405	—	34,329	—	2,250	—	—	—	—	—	841	—	841
Redemption of common stock	—	—	(68,408)	(1)	(43,806)	—	(9,363)	—	—	—	—	—	(1,723)	—	(1,724)
Distributions to investors	—	—	—	—	—	—	—	—	—	—	—	—		(1,841)	(1,841)
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(916)	—	(916)
Equity based compensation	—	—	—	—	5,042	—	—	—	—	—	—	—	72	—	72
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	1,604	1,604
Balance, March 31, 2019	—	$—	3,660,411	$36	6,769,360	$68	677,429	$7	—	$—	—	$—	$125,212	$(37,858)	$87,465
Issuance of common stock	—	—	114,470	1	592,305	6	100,827	1	176,101	2	—	—	14,185	—	14,195
Issuance of common stock through the distribution reinvestment plan	—	—	23,894	—	39,949	1	2,736	—	—	—	—	—	953	—	954
Redemption of common stock	—	—	(67,671)	—	(17,720)	(1)	(3,334)	—	—	—	—	—	(1,262)	—	(1,263)
Distributions to investors	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,059)	(2,059)
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(1,070)	—	(1,070)
Equity based compensation	—	—	—	—	1,514	—	—	—	—	—	—	—	22	—	22
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	(369)	(369)
Balance, June 30, 2019	—	$—	3,731,104	$37	7,385,408	$74	777,658	$8	176,101	$2	—	$—	$138,040	$(40,286)	$97,875

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)
(in thousands, except share and per share data)

	Preferred Stock		Class A Common Stock		Class I Common Stock		Class T Common Stock		Class D Common Stock		Class N Common Stock		Additional Paid-in Capital	Deficit	Accumulated Other Comprehensive Income	Total Stockholders' Equity
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value
Balance, December 31, 2017	—	$—	3,666,927	$37	4,352,050	$44	71,316	$1	—	$—	—	$—	$86,813	$(28,290)	$736	$59,341
Cumulative effect adjustment for change in accounting principle	—	—	—	—	—	—	—	—	—	—	—	—	—	736	(736)	—
Balance January 1, 2018, as adjusted			3,666,927	37	4,352,050	44	71,316	1	—	—	—	—	86,813	(27,554)	—	59,341
Issuance of common stock	—	—	55,887	1	273,546	2	19,256	—	—	—	—	—	4,840	—	—	4,843
Issuance of common stock through the distribution reinvestment plan	—	—	22,714	—	21,479	—	678	—	—	—	—	—	619	—	—	619
Redemption of common stock	—	—	(64,468)	(1)	(53,455)	—	—	—	—	—	—	—	(1,622)	—	—	(1,623)
Distributions to investors	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,400)	—	(1,400)
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(622)	—	—	(622)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,264)	—	(1,264)
Balance, March 31, 2018	—	$—	3,681,060	$37	4,593,620	$46	91,250	$1	—	$—	—	$—	$90,028	$(30,218)	$—	$59,894
Issuance of common stock	—	—	102,652	1	405,944	5	140,238	1	—	—	—	—	9,175	—	—	9,182
Issuance of common stock through the distribution reinvestment plan	—	—	22,901	—	23,520	—	976	—	—	—	—	—	662	—	—	662
Redemption of common stock	—	—	(74,710)	(1)	(64,144)	(1)	—	—	—	—	—	—	(1,926)	—	—	(1,928)
Distributions to investors	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,493)	—	(1,493)
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(1,227)	—	—	(1,227)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	242	—	242
Balance, June 30, 2018	—	$—	3,731,903	$37	4,958,940	$50	232,464	$2	—	$—	—	$—	$96,712	$(31,469)	$—	$65,332

The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$1,235	$(1,022)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,646	2,163
Net realized (gain) loss upon sale of marketable securities	(265)	408
Net unrealized change in fair value of marketable securities	(2,355)	(480)
Share based compensation	94	—
Amortization of intangible lease assets and liabilities	1,961	1,723
Amortization of deferred financing costs	160	151
Allowance for doubtful accounts	—	9
Straight line rent	(421)	311
Amortization of discount on note to affiliate	74	72
Changes in assets and liabilities:
Receivables	(162)	108
Deferred leasing costs	(111)	(343)
Prepaid and other assets	(154)	(144)
Accounts payable and accrued expenses	407	108
Other liabilities	(197)	(175)
Due to affiliates	(419)	(540)
Net cash provided by operating activities	2,493	2,349
Cash flows from investing activities:
Improvements to real estate assets	(1,181)	(39)
Deposit for acquisition of investment in real estate	—	(500)
Investment in marketable securities	(10,325)	(14,762)
Proceeds from sale of marketable securities	10,037	10,783
Net cash used in investing activities	(1,469)	(4,518)
Cash flows from financing activities:
Proceeds from line of credit	2,200	—
Repayment of line of credit	(39,819)	(4,600)
Proceeds from mortgage loans payable	17,600	—
Repayment of mortgage loans payable	(126)	—
Proceeds from issuance of common stock	26,192	13,918
Payment of financing costs	(185)	(493)
Payment of offering costs	(1,434)	(1,778)
Distributions to investors	(2,064)	(1,593)
Redemption of common stock	(2,949)	(3,550)
Net cash (used in) provided by financing activities	(585)	1,904
Net increase in cash and cash equivalents	439	(265)
Cash and cash equivalents and restricted cash, beginning of period	2,002	2,442
Cash and cash equivalents and restricted cash, end of period	$2,441	$2,177

The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)
(Unaudited)

	Six Months Ended June 30,
Supplemental Disclosures of Non-Cash Investing and Financing Activities:	2019	2018
Distributions declared and unpaid	$375	$277
Common stock issued through the distribution reinvestment plan	1,794	1,281
Purchases of marketable securities not yet paid	118	407
Proceeds from sale of marketable securities not yet received	117	346
Proceeds from issuance of common stock not yet received	24	328
Accrued offering costs not yet paid	1,199	1,206
Capital expenditures not yet paid	62	—
Deferred leasing cost not yet paid	36	—
Redemptions of common stock not yet paid	38	—
Supplemental Cash Flow Disclosures:
Interest paid	$2,226	$1,525

The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2019
(Unaudited)
(in thousands except share and per share data)

NOTE 1 — ORGANIZATION

RREEF Property Trust, Inc. (the “Company”) was formed on February 7, 2012 as a Maryland corporation and has elected to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. Substantially all of the Company's business is conducted through RREEF Property Operating Partnership, LP, the Company's operating partnership (the “Operating Partnership”). The Company is the sole general partner of the Operating Partnership. RREEF Property OP Holder, LLC (the “OP Holder”), a wholly-owned subsidiary of the Company, is the limited partner of the Operating Partnership. As the Company completes the settlement for purchase orders for shares of its common stock in its continuous public offering, it will continue to transfer substantially all of the proceeds to the Operating Partnership.

The Company was organized to invest primarily in a diversified portfolio consisting primarily of high quality, income-producing commercial real estate located in the United States, including, without limitation, office, industrial, retail and apartment properties (“Real Estate Properties”). Although the Company intends to invest primarily in Real Estate Properties, it also intends to acquire common and preferred stock of REITs and other real estate companies (“Real Estate Equity Securities”) and debt investments backed principally by real estate (“Real Estate Loans” and, together with Real Estate Equity Securities, “Real Estate-Related Assets”).

On January 3, 2013, the Securities and Exchange Commission ("SEC") declared effective the Company's registration statement on Form S-11 (File No. 333-180356), filed under the Securities Act of 1933, as amended (the "Initial Registration Statement"). On May 30, 2013, RREEF America L.L.C., a Delaware limited liability company (“RREEF America”), the Company's sponsor and advisor, purchased $10,000 of the Company's Class I common stock, $0.01 par value per share ("Class I Shares"), and the Company’s board of directors authorized the release of the escrowed funds to the Company, thereby allowing the Company to commence operations.

On January 15, 2016, the Company filed articles supplementary to its articles of incorporation to add a newly-designated Class D common stock, $0.01 par value per share ("Class D Shares"). On January 20, 2016, the Company commenced a private offering of up to a maximum of $350,000 in Class D Shares (the "Private Offering," and together with the Follow-On Public Offering (defined below), the "Offerings").

On July 12, 2016, the SEC declared effective the Company's registration statement on Form S-11 (File No. 333-208751), filed under the Securities Act of 1933, as amended (the "Registration Statement"). Pursuant to the Registration Statement, the Company is offering for sale up to $2,100,000 of shares of its Class A common stock, $0.01 par value per share ("Class A Shares"), Class I Shares, and Class T common stock, $0.01 par value per share ("Class T Shares"), in its primary offering and up to $200,000 of Class A Shares, Class I Shares, Class N common stock, $0.01 par value per share ("Class N Shares") and Class T Shares pursuant to its distribution reinvestment plan, to be sold on a "best efforts" basis for the Company's follow-on public offering (the "Follow-On Public Offering"). The Company's initial public offering terminated upon the commencement of the Follow-On Public Offering.

On June 28, 2019, the Company filed a registration statement on Form S-11 (File No. 333-232425) for the Company's second follow-on offering. This registration statement is not yet effective.

Shares of the Company’s common stock are sold at the Company’s net asset value (“NAV”) per share, plus, for Class A, T and D Shares only, applicable selling commissions. Each class of shares may have a different NAV per share because of certain class-specific fees. NAV per share is calculated by dividing the NAV at the end of each business day for each class by the number of shares outstanding for that class on such day.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2019
(Unaudited)
(in thousands, except share and per share data)

The Company's NAV per share for its Class A, Class I and Class T Shares is posted to the Company's website at www.rreefpropertytrust.com after the stock market close each business day. Additionally, the Company's NAV per share for its Class A, Class I and Class T Shares is published daily via NASDAQ's Mutual Fund Quotation System under the symbols ZRPTAX, ZRPTIX and ZRPTTX for its Class A Shares, Class I Shares and Class T Shares, respectively.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), the authoritative reference for U.S. generally accepted accounting principles (“GAAP”). There have been no significant changes to the Company's significant accounting policies during the six months ended June 30, 2019 except for the adoption of Accounting Standards Updates ("ASU") noted below in Note 2. The interim financial data as of June 30, 2019 and for the three and six months ended June 30, 2019 and 2018 is unaudited. In the Company’s opinion, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate Investments and Lease Intangibles

Entities are required to evaluate whether transactions should be accounted for as acquisitions (and dispositions) of assets or businesses. When substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. Generally, a real estate asset and its related leases will be considered a single identifiable asset and therefore will not meet the definition of a business. If the real estate and related leases in an acquisition are determined to be an asset and not a business, then the acquisition related costs would be capitalized onto the consolidated balance sheets. Otherwise, such costs will be expensed upon completion of the transaction.

Organization and Offering Costs

Organizational expenses and other expenses which do not qualify as offering costs are expensed as incurred. Offering costs are those costs incurred by the Company, RREEF America and its affiliates on behalf of the Company which relate directly to the Company’s activities of raising capital in the Offerings, preparing for the Offerings, the qualification and registration of the Offerings and the marketing and distribution of the Company’s shares. This includes, but is not limited to, accounting and legal fees, including the legal fees of the dealer manager for the public offerings, costs for registration statement amendments and prospectus supplements, printing, mailing and distribution costs, filing fees, amounts to reimburse RREEF America as the Company’s advisor or its affiliates for the salaries of employees and other costs in connection with preparing supplemental sales literature, amounts to reimburse the dealer manager for amounts that it may pay to reimburse the bona fide due diligence expenses of any participating broker-dealers supported by detailed and itemized invoices, telecommunication costs, fees of the transfer agent, registrars, trustees, depositories and experts, the cost of educational conferences held by the Company (including the travel, meal and lodging costs of registered representatives of any participating broker-dealers) and attendance fees and cost reimbursement for employees of affiliates to attend retail seminars conducted by broker-dealers. Offering costs will be paid from the proceeds of the Offerings. These costs will be treated as a reduction of the total proceeds. Total organization and offering costs incurred by the Company with respect to a particular Offering will not exceed 15% of the gross proceeds from such particular Offering. In addition, the Company will

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not reimburse RREEF America or the dealer manager for any underwriting compensation (a subset of organization and offering costs) which would cause the Company’s total underwriting compensation to exceed 10% of the gross proceeds from the primary portion of a particular offering.

Included in offering costs are (1) distribution fees paid on a trailing basis at the rate of (a) 0.50% per annum on the NAV of the outstanding Class A Shares, and (b) 1.00% per annum for approximately three years on the NAV of the outstanding Class T Shares, and (2) dealer manager fees paid on a trailing basis at the rate of 0.55% per annum on the NAV of the outstanding Class A and Class I Shares (collectively, the "Trailing Fees"). The Trailing Fees are computed daily based on the respective NAV of each share class as of the beginning of each day and paid monthly. However, at each reporting date, the Company accrues an estimate for the amount of Trailing Fees that ultimately may be paid on the outstanding shares. Such estimate reflects the Company's assumptions for certain variables, including future redemptions, share price appreciation and the total gross proceeds raised or to be raised during each Offering. In addition, the estimated accrual for future Trailing Fees as of a given reporting date may be reduced by the aforementioned limits on total organization and offering costs and total underwriting compensation. Changes in this estimate will be recorded prospectively as an adjustment to additional paid-in capital. As of June 30, 2019 and December 31, 2018, the Company has accrued $3,696 and $3,107, respectively, in Trailing Fees to be payable in the future, which was included in due to affiliates on the consolidated balance sheets.

Revenue Recognition

Effective January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842) (ASC 842), and related ASU's that amended or clarified certain provisions of ASC 842. Under ASC 842, as amended, the Company elected (a) a package of three practical expedients whereby the Company will not be required to reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification (operating versus capital/financing leases) for any expired or existing leases and (iii) initial direct costs for any existing leases (Package of Three Practical Expedients), and (b) a practical expedient to not separate lease and non-lease components of a lease and instead account for them as a single component if two criteria are met: (i) the timing and pattern of transfer of the non-lease component(s) and associated lease component are the same, and (ii) the lease component, if accounted for separately, would be classified as an operating lease. In addition, the Company elected to adopt ASU 2016-02 on its effective date, and the Company did not have a cumulative effect adjustment to its opening deficit balance as of January 1, 2019. In accordance with the Company's adoption of the provisions of ASC 842, leases in place as of December 31, 2018 will continue to be accounted for under the previous lease guidance of ASC 840, while any new or amended leases entered into by the Company after December 31, 2018 will be accounted for under ASC 842.

The Company has evaluated the lease and non-lease components within its leases under the practical expedient and will now report rental and other property income and common area expense reimbursement income as a single component on the Company’s consolidated statements of operations. Rental and other property income and tenant reimbursement income for prior periods have similarly been combined to conform to the current year presentation.

Lessor accounting for lease and non-lease components, while presented differently under ASC 842, is largely unchanged from prior GAAP. Contractual base rental revenue from real estate leases is recognized on a straight-line basis over the terms of the related leases. The differences between contractual base rental revenue earned from real estate leases on a straight-line basis and amounts due under the respective lease agreements are amortized or accreted, as applicable, to deferred rent receivable. Property related income will also include amortization of above- and below-market leases as well as amortization of lease incentives. Revenues relating to lease termination fees for the termination of an entire lease will be recognized at the time that a tenant’s right to occupy the leased space is terminated and collectibility is reasonably assured.

Under ASC 842, the future revenue stream from leases must be evaluated for collectibility. Pursuant to these provisions, if an entity has determined that the collectibility of substantially all future lease payments from a particular lease is not at least probable, then the entity must write off its existing receivable balances (except receivable amounts which are under dispute by the tenant), including any deferred rent amounts recognized on a

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straight-line basis, and instead begin recognizing revenue from such lease on cash basis. The factors used to evaluate the collectibility of future lease payments for each lease may include, but not be limited to, the tenant's payment history, current payment status, publicly available information about the financial condition of the tenant and other information about the tenant of which the entity may be aware. As of June 30, 2019, the Company has assessed all of its future lease payments to be at least probable.

To the extent the Company's revenues do not qualify for treatment under ASC 842 or under other specific guidance, the Company is required to recognize revenue in its financial statements in a manner that depicts the transfer of the promised goods or services to its customers in an amount that reflects the consideration to which the Company is entitled at the time of transfer of those goods or services. Such treatment may apply to other types of real estate related contracts, such as for dispositions or development of real estate.

Investment income from marketable securities is accrued at each distribution record date.

Net Earnings or Loss Per Share

Net earnings or loss per share is calculated using the two-class method. The two-class method is utilized when an entity (1) has different classes of common stock that participate differently in net earnings or loss, or (2) has issued participating securities, which are securities that participate in distributions separately from the entity’s common stock. Pursuant to the advisory agreement between the Company and its advisor (see Note 8), the advisor may earn a performance component of the advisory fee which is calculated separately for each class of common stock which therefore may result in a different allocation of net earnings or loss to each class of common stock. In addition, in March and May 2019, the Company granted shares of its Class I common stock to its independent directors (see Note 9), which qualify as participating securities.

Concentration of Credit Risk

As of June 30, 2019 and December 31, 2018, the Company had cash on deposit at multiple financial institutions which were in excess of federally insured levels. The Company limits significant cash holdings to accounts held by financial institutions with a high credit standing. Therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.

Cash and Cash Equivalents

For purposes of the presentation of the accompanying consolidated financial statements, all unrestricted short-term investments purchased with an initial maturity of three months or less are considered to be cash equivalents. The Company maintains cash and cash equivalents with various financial institutions. The combined cash balances at each institution periodically exceed Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company believes the risk is not significant.

Restricted Cash

All cash amounts that are considered restricted in nature are classified as such on the consolidated balance sheets. Restricted cash is comprised of lender escrows and deposits on future financings.

Recent Accounting Pronouncements

In August 2018, FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) - Disclosure Framework - Changes to Disclosure Requirements for Fair Value Measurement. ASU 2018-13 changes the fair value measurement disclosure requirements of ASC 820 by eliminating, modifying or adding certain disclosure requirements for fair value measurements. The Company elected to early adopt the provisions regarding eliminating

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or modifying certain disclosures and defer adopting the provisions regarding additional disclosures until the effective date of ASU 2018-13, which is for fiscal years beginning after December 15, 2019, including interim periods therein. The early adoption of the provisions regarding eliminating or modifying certain disclosures of ASU 2018-13 did not have a material impact on the Company's consolidated financial statements.

In March 2019, FASB issued ASU 2019-01, Leases (Topic 842), which provides guidance for determining the fair value and its application to lease classification and measurement for lessors that are not manufacturers or dealers, referred to as qualifying lessors. For qualifying lessors, the fair value of the underlying asset at lease commencement would be its cost, including any acquisition costs, however if a significant amount of time has elapsed between the asset acquisition date and the lease commencement, the fair value would be based on the guidance in ASC 820. ASU 2019-01 is effective for fiscal years beginning after December 15, 2019, including interim periods therein. The Company is evaluating the impact of ASU 2019-01 but does not expect adoption to have a material impact.

NOTE 3 — FAIR VALUE MEASUREMENTS
Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurement and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are the unobservable inputs for the asset or liability, which are typically based on an entity's own assumption, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on input from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
The Company's investments in marketable securities are valued using Level 1 inputs as the securities are publicly traded on major stock exchanges.
The fair value of the Company's lines of credit and mortgage loans payable are determined using Level 2 and Level 3 inputs and a discounted cash flow approach with an interest rate, property valuation and other assumptions that estimate current market conditions. The carrying amount of the Company's line of credit, exclusive of deferred financing costs, approximated its fair value of $47,000 and $84,619 at June 30, 2019 and December 31, 2018, respectively. The Company estimated the fair value of the Company's mortgage loans payable at $51,872 and $33,560 as of June 30, 2019 and December 31, 2018, respectively. If the valuation of the Company's properties as of June 30, 2019 were significantly lower, the market interest rate assumption would be higher (due to higher loan-to-value ratios) potentially resulting in a significantly lower estimated fair value for these liabilities.
The Company has estimated the fair value of its note to affiliate at approximately $3,800 and $2,900 as of June 30, 2019 and December 31, 2018, respectively. The estimated market interest rate is impacted by a number of factors. Material changes in those factors may cause a material change to the estimated market interest rate, thereby materially affecting the estimated fair value of the note to affiliate. The Company has estimated the fair value of the note to affiliate in the middle of the range of reasonably estimable values.

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The Company's financial instruments, other than those referred to above, are generally short-term in nature and contain minimal credit risk. These instruments consist of cash and cash equivalents, accounts and other receivables and accounts payable. The carrying amounts of these assets and liabilities in the consolidated balance sheets approximate their fair value.

NOTE 4 — REAL ESTATE INVESTMENTS

The Company acquired no real estate properties during the six months ended June 30, 2019 and 2018.

NOTE 5 — RENTALS UNDER OPERATING LEASES

As of June 30, 2019, the Company owned four office properties (including one medical office property), three retail properties and four industrial properties with a total of thirty-one tenants, and one student housing property with 316 beds. As of June 30, 2018, the Company owned four office properties (including one medical office property), two retail properties and one industrial property with a total of nineteen tenants, and one student housing property with 316 beds. All leases at the Company's properties have been classified as operating leases. The Company's property related income from its real estate investments is comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Lease revenue [1]	$5,178	$4,093	$10,566	$9,106
Straight-line revenue	214	245	421	(311)
Above- and below-market lease amortization, net	195	71	390	142
Lease incentive amortization	(26)	(26)	(51)	(51)
Property related income	$5,561	$4,383	$11,326	$8,886
[1]Lease revenue includes $836 and $541 of variable income from tenant reimbursements for the three months ended June 30, 2019 and 2018, respectively and $1,793 and $1,219 of variable income from tenant reimbursements for the six months ended June 30, 2019 and 2018, respectively.

The future minimum rentals to be received, excluding tenant reimbursements, under the non-cancelable portions of all of the in-place leases in effect as of June 30, 2019 are as follows:

Six Months Ended June 30, 2019	Future Minimum Rent
2019	$8,849
2020	16,848
2021	13,629
2022	12,004
2023	8,675
Thereafter	36,488
$96,493
Percentages of property related income by property and tenant representing more than 10% of the Company's total property related income are shown below.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
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	Percent of property related income
Property	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Elston Plaza, Chicago, IL	14.5%	14.4%
Flats at Carrs Hill, Athens, GA	14.5	14.1
Loudoun Gateway, Sterling, VA	12.8	13.5
Allied Drive, Dedham, MA	12.8	12.8
Terra Nova Plaza, Chula Vista, CA	10.0	10.0
Total	64.6%	64.8%

	Percent of property related income
Tenant	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Orbital ATK Inc. - Loudoun Gateway	12.8%	13.5%
New England Baptist Hospital - Allied Drive	11.4	11.4
Total	24.2%	24.9%

	Percent of property related income
Property	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
Flats at Carrs Hill, Athens, GA	17.2%	17.0%
Loudoun Gateway, Sterling, VA	16.8	17.0
Allied Drive, Dedham, MA	15.7	16.6
Anaheim Hills Office Plaza, Anaheim, CA	13.2	12.9
Terra Nova Plaza, Chula Vista, CA	12.6	12.4
Commerce Corner, Logan Township, NJ	10.3	10.4
Total	85.8%	86.3%

	Percent of property related income
Tenant	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
Orbital ATK Inc. - Loudoun Gateway	16.8%	17.0%
New England Baptist Hospital - Allied Drive	13.3	14.0
Total	30.1%	31.0%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
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The Company's tenants representing more than 10% of in-place annualized base rental revenues were as follows:

	Percent of in-place annualized base rental revenues as of
Property	June 30, 2019	June 30, 2018
Orbital ATK Inc. - Loudoun Gateway	16.8%	19.9%
New England Baptist Hospital - Allied Drive	9.5	11.1
Total	26.3%	31.0%

NOTE 6 — MARKETABLE SECURITIES

The following is a summary of the Company's marketable securities held as of the dates indicated, which consisted entirely of publicly-traded shares of common stock in REITs as of each date. All marketable securities held as of December 31, 2018 were available-for-sale securities and none were considered impaired on an other-than-temporary basis.

	June 30, 2019	December 31, 2018
Marketable securities—cost	$15,183	$14,646
Unrealized gains	2,465	676
Unrealized losses	(21)	(587)
Net unrealized gain	2,444	89
Marketable securities—fair value	$17,627	$14,735

Upon the sale of a particular security, the realized net gain or loss is computed assuming the shares with the highest cost are sold first. During the three months ended June 30, 2019 and 2018, marketable securities sold generated proceeds of $4,395 and $7,055, respectively, resulting in gross realized gains of $203 and $132, respectively, and gross realized losses of $57 and $287, respectively. During the six months ended June 30, 2019 and 2018, marketable securities sold generated proceeds of $10,063 and $11,055, respectively, resulting in gross realized gains of $469 and $211, respectively, and gross realized losses of $204 and $619, respectively.

NOTE 7 — NOTES PAYABLE

Wells Fargo Line of Credit

On February 27, 2018, the Company, as guarantor, and certain of the wholly owned subsidiaries of the Operating Partnership, as co-borrowers, entered into an amended and restated secured revolving credit facility (the “Revised Wells Fargo Line of Credit”) with Wells Fargo Bank, National Association, as administrative agent, and other lending institutions that may become parties to the credit agreement. The Revised Wells Fargo Line of Credit has an initial three-year term maturing February 27, 2021. The Company has two one-year extension options following the initial term subject to satisfaction of certain conditions and payment of applicable extension fees.

The interest rate under the Revised Wells Fargo Line of Credit is based on the 1-month London Inter-bank Offered Rate ("LIBOR") with a spread of 160 to 180 basis points depending on the debt yield as defined in the agreement. In addition, the Revised Wells Fargo Line of Credit has a maximum capacity of $100,000 and is expandable by the Company up to a maximum capacity of $200,000 upon satisfaction of specified conditions. Each requested expansion must be for at least $25,000 and may result in the Revised Wells Fargo Line of Credit being syndicated. As of June 30, 2019, the outstanding balance under the Revised Wells Fargo Line of Credit was $47,000

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and the weighted average interest rate was 4.02%. As of December 31, 2018, the outstanding balance was $84,619 and the weighted average interest rate was 4.07%.

At any time, the borrowing capacity under the Revised Wells Fargo Line of Credit is based on the lesser of (1) an amount equal to 65% of the aggregate value of the properties in the collateral pool as determined by lender appraisals, (2) an amount that results in a minimum debt yield of 10% based on the in-place net operating income of the collateral pool as defined, or (3) the maximum capacity of the Revised Wells Fargo Line of Credit. Proceeds from the Revised Wells Fargo Line of Credit can be used to fund acquisitions, redeem shares pursuant to the Company's redemption plan and for any other corporate purpose. As of June 30, 2019, the Company's maximum borrowing capacity was $81,883.

The Revised Wells Fargo Line of Credit agreement contains customary representations, warranties, borrowing conditions and affirmative, negative and financial covenants, including that there must be at least five properties in the collateral pool at all times and that the collateral pool must also meet specified concentration provisions, unless waived by the lender. In addition, the Company, as guarantor, must meet tangible net worth hurdles. The Company was in compliance with all financial covenants as of June 30, 2019.

Nationwide Life Insurance Loan

On March 1, 2016, RPT Flats at Carrs Hill, LLC, a wholly-owned subsidiary of the Operating Partnership, entered into a credit agreement with Nationwide Life Insurance Company (the "Nationwide Loan"). Proceeds of $14,500 obtained from the Nationwide Loan were used to repay outstanding balances under the Wells Fargo Line of Credit, thereby releasing The Flats at Carrs Hill from the Wells Fargo Line of Credit. The Nationwide Loan is a secured, fully non-recourse loan maturing after ten years on March 1, 2026 with no extension options. The Nationwide Loan carries a fixed interest rate of 3.63% and requires monthly interest-only payments of $44 during the entire term.

Hartford Life Insurance Loan

On December 1, 2016, RPT 1109 Commerce Boulevard, LLC, a wholly-owned subsidiary of the Operating Partnership, entered into a credit agreement with Hartford Life Insurance Company (the "Hartford Loan"). Proceeds of $13,000 obtained from the Hartford Loan were used to repay outstanding balances under the Wells Fargo Line of Credit, thereby releasing Commerce Corner from the Wells Fargo Line of Credit. The Hartford Loan is a secured, fully non-recourse loan maturing after seven years on December 1, 2023 with no extension options. The Hartford Loan carries a fixed interest rate of 3.41% with interest-only payments for the first 24 months of the term, then principal and interest payments for the remainder of the term based upon a 30-year amortization schedule.

Transamerica Life Insurance Loan

On December 6, 2018, RPT Wallingford Plaza, LLC, a wholly-owned subsidiary of the Operating Partnership, entered into a credit agreement with Transamerica Premier Life Insurance Company (the "Transamerica Loan"). Proceeds of $6,950, net of transaction costs, obtained from the Transamerica Loan were used to repay outstanding balances under the Revised Wells Fargo Line of Credit, thereby releasing Wallingford Plaza from the Revised Wells Fargo Line of Credit. The Transamerica Loan is a secured, fully non-recourse loan maturing after ten years on January 1, 2029 with no extension options. The Transamerica Loan carries a fixed interest rate of 4.56% with interest-only payments for the first 24 months of the term, then principal and interest payments for the remainder of the term, based upon a 30-year amortization schedule.

State Farm Life Insurance Loan

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On June 11, 2019, RPT Elston Plaza, LLC, a wholly-owned subsidiary of the Operating Partnership, entered into a credit agreement with State Farm Life Insurance Company (the "State Farm Loan"). Proceeds of $17,600 obtained from the State Farm Loan were used to repay outstanding balances under the Revised Wells Fargo Line of Credit, thereby releasing Elston Plaza from the Revised Wells Fargo Line of Credit. The State Farm Loan is a secured, fully non-recourse loan maturing after seven years on July 1, 2026 with no extension options. The State Farm Loan carries a fixed interest rate of 3.89% with interest-only payments for the first 24 months of the term, then principal and interest payments for the remainder of the term, based upon a 30-year amortization schedule.

The following is a reconciliation of the carrying amount of the Revised Wells Fargo Line of Credit and mortgage loans payable:

	June 30, 2019	December 31, 2018
Line of credit	$47,000	$84,619
Deduct: Deferred financing costs, less accumulated amortization	(442)	(573)
Line of credit, net	$46,558	$84,046

Mortgage loans payable	$51,924	$34,450
Deduct: Deferred financing costs, less accumulated amortization	(551)	(395)
Mortgage loans payable, net	$51,373	$34,055

Aggregate future principal payments due on the Revised Wells Fargo Line of Credit and mortgage loans payable as of June 30, 2019 are as follows:

Year	Amount
Remainder of 2019	$128
2020	262
2021	47,503
2022	717
2023	12,388
Thereafter	37,926
Total	$98,924

NOTE 8 — RELATED PARTY ARRANGEMENTS

Advisory Agreement

RREEF America is entitled to compensation and reimbursements in connection with the management of the Company's investments in accordance with an advisory agreement between RREEF America and the Company (the "Advisory Agreement"). The Advisory Agreement has a one-year term and is renewable annually upon the review and approval of the Company's board of directors, including the approval of a majority of the Company's independent directors. The Advisory Agreement has a current expiration date of January 20, 2020. There is no limit to the number of terms for which the Advisory Agreement can be renewed.

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Fees

Under the Advisory Agreement, RREEF America can earn an advisory fee comprised of two components as described below.

1.
The fixed component accrues daily in an amount equal to 1/365th of 1.0% of the NAV of the outstanding shares of each class of common stock for such day. The fixed component of the advisory fee is payable monthly in arrears.

2.
The performance component is calculated for each class of common stock on the basis of the total return to stockholders and is measured by the total distributions per share declared to such class plus the change in the NAV per share for such class. For any calendar year in which the total return per share allocable to a class exceeds 6% per annum (the “Hurdle Amount”), RREEF America will receive up to 10% of the aggregate total return allocable to such class with a Catch-Up (defined below) calculated as follows: first, if the total return for the applicable period exceeds the Hurdle Amount, 25% of such total return in excess of the Hurdle Amount (the “Excess Profits”) until the total return reaches 10% (commonly referred to as a “Catch-Up”); and second, to the extent there are remaining Excess Profits, 10% of such remaining Excess Profits. The performance component earned by RREEF America for each class is subject to certain other adjustments which do not apply unless the NAV per share is below $12.00 per share. The performance component is payable annually in arrears.

The performance component is calculated daily on a year-to-date basis by reference to a proration of the per annum hurdle as of the date of calculation. Any resulting performance component as of a given date is deducted from the Company's published NAV per share for such date. At each interim balance sheet date, the Company considers the estimated performance component that is probable to be due as of the end of the current calendar year in assessing whether the calculated performance component as of the interim balance sheet date meets the threshold for recognition in accordance with GAAP in the Company's consolidated financial statements. The ultimate amount of the performance component as of the end of the current calendar year, if any, may be more or less than the amount recognized by the Company as of any interim date and will depend on a variety of factors, including but not limited to, the performance of the Company's investments, interest rates, capital raise and redemptions. The Company considers the estimated performance component as of June 30, 2019 to be sufficiently probable to warrant recognition of a performance component as of June 30, 2019 in the Company's consolidated financial statements. The fixed component earned by RREEF America and the performance component recognized by the Company are shown below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Fixed component	$411	$300	$782	$579
Performance component	150	90	150	90
	$561	$390	$932	$669

Expense Reimbursements

Under the Advisory Agreement, RREEF America is entitled to reimbursement of certain costs incurred by RREEF America or its affiliates that were not incurred under the Expense Support Agreement, as described below. Costs eligible for reimbursement, if they were not incurred under the Expense Support Agreement, include most third-party operating expenses, salaries and related costs of RREEF America's employees who perform services for the Company (but not those employees for which RREEF America earns a separate fee or those employees who are executive officers of the Company) and travel related costs for RREEF America's employees who incur such costs

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on behalf of the Company. Reimbursement payments to RREEF America are subject to the limitations described below under "Reimbursement Limitations."

For the three months ended June 30, 2019 and 2018, RREEF America incurred $65 and $80 of reimbursable operating expenses and offering costs, respectively, that were subject to reimbursement under the Advisory Agreement. For the six months ended June 30, 2019 and 2018, RREEF America incurred $140 and $156 of reimbursable operating expenses and offering costs, respectively, that were subject to reimbursement under the Advisory Agreement. As of June 30, 2019 and December 31, 2018, the Company had a payable to RREEF America of $61 and $73, respectively, of operating expenses and offering costs reimbursable under the Advisory Agreement.

Organization and Offering Costs

Under the Advisory Agreement, RREEF America agreed to pay all of the Company’s organization and offering costs incurred through January 3, 2013. In addition, RREEF America agreed to pay certain of the Company’s organization and offering costs from January 3, 2013 through January 3, 2014 that were incurred in connection with certain offering related activities. In total, RREEF America incurred $4,618 of these costs (the “Deferred O&O”) on behalf of the Company from the Company’s inception through January 3, 2014. Pursuant to the Advisory Agreement, the Company reimbursed RREEF America monthly for the Deferred O&O on a pro rata basis over 60 months beginning in January 2014. The Deferred O&O balance was fully reimbursed as of December 31, 2018. The Company reimbursed RREEF America $228 for Deferred O&O for the three months ended June 30, 2018. The Company reimbursed RREEF America $456 for Deferred O&O for the six months ended June 30, 2018.

Expense Support Agreement
Pursuant to the terms of the expense support agreement, as most recently amended on January 20, 2016 (the "Expense Support Agreement"), RREEF America agreed to defer reimbursement of certain expenses related to the Company's operations that RREEF America has incurred that are not part of the Deferred O&O described above and, therefore, are in addition to the Deferred O&O amount (the “Expense Payments”). The Expense Payments include organization and offering costs and operating expenses as described above under the Advisory Agreement. RREEF America incurred these expenses until the date upon which the aggregate Expense Payments by RREEF America reached $9,200. As of December 31, 2015, the Company had incurred a total of $9,200 in Expense Payments in addition to the $4,618 of Deferred O&O noted above. The balance of $9,200 in Expense Payments consisted of $3,775 in organization and offering costs related to the Company's initial public offering, $196 of offering costs for the Private Offering and $5,229 in operating expenses. The Company has not received any Expense Payments since December 31, 2015.
In accordance with the Expense Support Agreement, the Company was to reimburse RREEF America $250 per quarter (the "Quarterly Reimbursement"), representing a non-interest bearing note due to RREEF America ("Note to Affiliate") which was subject to the imputation of interest. In accordance therewith, on January 1, 2016, the Company recorded a discount on the Note to Affiliate in the amount of $1,862 which was to be amortized to interest expense over the contractual reimbursement period using the effective interest method.
On April 25, 2016, the Company and RREEF America entered into a letter agreement that amended certain provisions of the Advisory Agreement and the Expense Support Agreement (the "Letter Agreement"). The Letter Agreement provides, in part, that the Company's obligations to reimburse RREEF America for Expense Payments under the Expense Support Agreement are suspended until the first calendar month following the month in which the Company has reached $500,000 in offering proceeds from the offerings (the "ESA Commencement Date"). The Company currently owes $8,950 to RREEF America under the Expense Support Agreement in the form of the Note to Affiliate. Beginning the month following the ESA Commencement Date, the Company will make monthly reimbursement payments to RREEF America in the amount of $417 for the first 12 months and $329 for the second 12 months, subject to monthly reimbursement payment limitations described in the Letter Agreement. The execution of the Letter Agreement represented a modification of the Note to Affiliate, and as such, the unamortized discount on

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
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(Unaudited)
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the Note to Affiliate as of April 25, 2016 is instead being amortized over the estimated repayment period pursuant to the Letter Agreement. In accordance therewith, the Company is amortizing the remaining discount using an interest rate of 1.93%. For the three months ended June 30, 2019 and 2018, the Company amortized $37 and $36, respectively, of the discount on the Note to Affiliate into interest expense. For the six months ended June 30, 2019 and 2018, the Company amortized $74 and $72, respectively, of the discount on the Note to Affiliate into interest expense.
In addition, pursuant to the Letter Agreement, if RREEF America is serving as the Company's advisor at the time that the Company or the Operating Partnership undertakes a liquidation, the Company's remaining obligations to reimburse RREEF America for the unreimbursed Expense Payments under the Expense Support Agreement shall be waived.

Dealer Manager Agreement

The Company and its Operating Partnership entered into a dealer manager agreement (the "Dealer Manager Agreement") with DWS Distributors, Inc., an affiliate of the Company's sponsor and advisor (the "Dealer Manager"), which was most recently amended and restated on March 7, 2019. The Dealer Manager Agreement governs the distribution by the Dealer Manager of the Company’s Class A Shares, Class I Shares, Class N Shares and Class T Shares in the Follow-On Public Offering and any subsequent registered public offering. In connection with the ongoing Trailing Fees to be paid in the future, the Company and the Dealer Manager entered into an agreement whereby the Company will pay to the Dealer Manager the Trailing Fees that are attributable to the Company's shares issued in the Company's initial public offering that remain outstanding. In addition, the Company is obligated to pay to the Dealer Manager Trailing Fees that are attributable to the Company's shares issued in the Follow-On Public Offering. As of June 30, 2019 and December 31, 2018, the Company has accrued $96 and $86, respectively, in Trailing Fees currently payable to the Dealer Manager, and $3,696 and $3,107, respectively, in Trailing Fees estimated to become payable in the future to the Dealer Manager, both of which are included in due to affiliates on the consolidated balance sheets. The Company also pays the Dealer Manager upfront selling commissions and upfront dealer manager fees in connection with its Offerings, as applicable. For the three months ended June 30, 2019 and 2018, the Dealer Manager earned upfront selling commissions and upfront dealer manager fees totaling $124 and $131, respectively. For the six months ended June 30, 2019 and 2018, the Dealer Manager earned upfront selling commissions and upfront dealer manager fees totaling $214 and $164, respectively.

Under the Dealer Manager Agreement, the Company is obligated to reimburse the Dealer Manager for certain offering costs incurred by the Dealer Manager on the Company's behalf, including but not limited to broker-dealer sponsorships, attendance fees for retail seminars conducted by broker-dealers or the Dealer Manager, and travel costs for certain personnel of the Dealer Manager who are dedicated to the distribution of the Company's shares of common stock. For the three months ended June 30, 2019 and 2018, the Dealer Manager incurred $67 and $111, respectively, in such costs on behalf of the Company. For the six months ended June 30, 2019 and 2018, the Dealer Manager incurred $120 and $221, respectively, in such costs on behalf of the Company. As of June 30, 2019 and December 31, 2018, the Company had payable to the Dealer Manager $450 and $329, respectively, of such costs which was included in due to affiliates on the consolidated balance sheets.

Reimbursement Limitations

Organization and Offering Costs
The Company will not reimburse RREEF America under the Advisory Agreement or the Expense Support Agreement and will not reimburse the Dealer Manager under the Dealer Manager Agreement for any organization and offering costs which would cause the Company's total organization and offering costs with respect to a public offering to exceed 15% of the gross proceeds from such public offering. Further, the Company will not reimburse RREEF America or the Dealer Manager for any underwriting compensation (a subset of organization and offering costs) which would cause the Company's total underwriting compensation with respect to a public offering to exceed

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2019
(Unaudited)
(in thousands, except share and per share data)

10% of the gross proceeds from the primary portion of such public offering. For the Company's initial public offering that ended on June 30, 2016, the Company raised $102,831 in gross proceeds and incurred $15,424 in organization and offering costs, including, as of June 30, 2019, estimated accrued Trailing Fees payable in the future of $499.

As of June 30, 2019, in the Follow-On Public Offering, the Company raised $93,496 in gross proceeds and incurred total organization and offering costs of $8,942, including estimated accrued Trailing Fees payable in the future of $3,198.
Operating Expenses
Pursuant to the Company’s charter, the Company may reimburse RREEF America, at the end of each fiscal quarter, for total operating expenses incurred by RREEF America, whether under the Expense Support Agreement or otherwise. However, the Company may not reimburse RREEF America at the end of any fiscal quarter for total operating expenses (as defined in the Company’s charter) that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of average invested assets or 25% of net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company's assets for that period (the “2%/25% Guidelines”). Notwithstanding the foregoing, the Company may reimburse RREEF America for expenses in excess of the 2%/25% Guidelines if a majority of the Company’s independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended June 30, 2019, total operating expenses of the Company were $4,007, which did not exceed the amount prescribed by the 2%/25% Guidelines.
Due to Affiliates and Note to Affiliate
In accordance with all the above, the Company owed its affiliates the following amounts:

	June 30, 2019	December 31, 2018
Reimbursable under the Advisory Agreement	$61	$73
Reimbursable under the Dealer Manager Agreement	450	329
Advisory fees	289	697
Accrued Trailing Fees	3,793	3,193
Due to affiliates	$4,593	$4,292

Note to Affiliate	$8,950	$8,950
Unamortized discount	(1,291)	(1,365)
Note to Affiliate, net of unamortized discount	$7,659	$7,585

NOTE 9 — CAPITALIZATION

Under the Company's charter, as most recently amended on February 16, 2017, the Company has the authority to issue 1,000,000,000 shares of common stock and 50,000,000 shares of preferred stock. All shares of such stock have a par value of $0.01 per share. The Company's authorized shares of common stock are allocated between classes as follows:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2019
(Unaudited)
(in thousands, except share and per share data)

Common Stock	No. of Authorized Shares
Class A Shares	200,000,000
Class I Shares	200,000,000
Class T Shares	250,000,000
Class D Shares	50,000,000
Class N Shares	300,000,000
1,000,000,000

Class A Shares are subject to selling commissions of up to 3% of the purchase price, and annual dealer manager fees of 0.55% and distribution fees of 0.50% of NAV, both paid on a trailing basis. Class I Shares are subject to annual dealer manager fees of 0.55% of NAV paid in a trailing basis, but are not subject to any selling commissions or distribution fees. Class T Shares are subject to selling commissions of up to 3% of the purchase price, an up-front dealer manager fee of up to 2.50% of the purchase price, and annual distribution fees of 1.0% of NAV paid on a trailing basis for approximately three years. Class D shares sold in the Private Offering are subject to selling commissions of up to 1.0% of the purchase price, but do not incur any dealer manager or distribution fees.

Class N Shares are not sold in the primary Follow-On Public Offering, but will be issued upon conversion of an investor's Class T Shares once (i) the investor's Class T Share account for a given offering has incurred a maximum of 8.5% of commissions, dealer manager fees and distribution fees; (ii) the total underwriting compensation from whatever source with respect to the Follow-On Public Offering exceeds 10% of the gross proceeds from the primary portion of the Follow-On Public Offering; (iii) a listing of the Class N Shares; or (iv) the Company's merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of the Company's assets.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan that allows stockholders to have the cash distributions attributable to the class of shares that the stockholder owns automatically invested in additional shares of the same class. Shares are offered pursuant to the Company's distribution reinvestment plan at the NAV per share applicable to that class, calculated as of the distribution date and after giving effect to all distributions. Stockholders who elect to participate in the distribution reinvestment plan, and who are subject to U.S. federal income taxation laws, will incur a tax liability on an amount equal to the fair value on the relevant distribution date of the shares of the Company's common stock purchased with reinvested distributions, even though such stockholders have elected not to receive the distributions used to purchase those shares of the Company's common stock in cash.

Redemption Plan

In an effort to provide the Company's stockholders with liquidity in respect of their investment in shares of the Company's common stock, the Company has adopted a redemption plan whereby on a daily basis stockholders may request the redemption of all or any portion of their shares. The redemption price per share is equal to the Company's NAV per share of the class of shares being redeemed on the date of redemption, subject to a short-term trading discount, if applicable. The total amount of redemptions in any calendar quarter will be limited to shares whose aggregate value (based on the redemption price per share on the date of the redemption) is equal to 5% of the Company's combined NAV for all classes of shares as of the last day of the previous calendar quarter. In addition, if redemptions do not reach the 5% limit in a calendar quarter, the unused portion generally will be carried over to the next quarter and not any subsequent quarter, except that the maximum amount of redemptions during any quarter may never exceed 10% of the combined NAV for all classes of shares as of the last day of the previous calendar quarter. If the quarterly volume limitation is reached on or before the third business day of a calendar quarter, redemption requests during the next quarter will be satisfied on a stockholder by stockholder basis, which the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
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(Unaudited)
(in thousands, except share and per share data)

Company refers to as a per stockholder allocation, instead of a first-come, first-served basis. Pursuant to the per stockholder allocation, each stockholder would be allowed to request redemption at any time during such quarter of a total number of shares not to exceed 5% of the shares of common stock the stockholder held as of the end of the prior quarter. The per stockholder allocation requirement will remain in effect for each succeeding quarter for which the total redemptions for the immediately preceding quarter exceeded 4% of the Company's NAV on the last business day of such preceding quarter. If total redemptions during a quarter for which the per stockholder allocation applies are equal to or less than 4% of the Company's NAV on the last business day of such preceding quarter, then redemptions will again be satisfied on a first-come, first-served basis for the next succeeding quarter and each quarter thereafter.

Each redemption request will be evaluated by the Company in consideration of rules and regulations promulgated by the Internal Revenue Service with respect to dividend equivalent redemptions. Redemptions that may be considered dividend equivalent redemptions may adversely affect the Company or its stockholders. Accordingly, the Company may reject any redemption request that it reasonably believes may be treated as a dividend equivalent redemption.

While there is no minimum holding period, shares redeemed within 365 days of the date of the investor's initial purchase of the Company's shares will be redeemed at the Company's NAV per share of the class of shares being redeemed on the date of redemption less a short-term trading discount equal to 2% of the gross proceeds otherwise payable with respect to the redemption.

In the event that any stockholder fails to maintain a minimum balance of $500 (not in thousands) worth of shares of common stock, the Company may redeem all of the shares held by that stockholder at the redemption price per share in effect on the date it is determined that the stockholder has failed to meet the minimum balance, less the short-term trading discount of 2%, if applicable. Minimum account redemptions will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company's NAV.

During the three and six months ended June 30, 2019 and 2018, redemptions were as shown below. The Company funded these redemptions with cash flow from operations, proceeds from its public offerings or borrowings on the line of credit. The weighted average redemption prices are shown before allowing for any applicable 2% short-term trading discounts.

Three Months Ended June 30, 2019	Shares	Weighted Average Share Price	Amount
Class A	67,671	$14.24	$963
Class I	17,720	14.32	253
Class T	3,334	14.27	47
Class D	—	—	—

Six Months Ended June 30, 2019	Shares	Weighted Average Share Price	Amount
Class A	136,079	$14.21	$1,934
Class I	61,526	14.21	873
Class T	12,697	14.26	180
Class D	—	—	—

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2019
(Unaudited)
(in thousands, except share and per share data)

Three Months Ended June 30, 2018	Shares	Weighted Average Share Price	Amount
Class A	74,710	$13.86	$1,036
Class I	64,144	13.90	892
Class T	—	—	—
Class D	—	—	—

Six Months Ended June 30, 2018	Shares	Weighted Average Share Price	Amount
Class A	139,178	$13.80	$1,920
Class I	117,599	13.86	1,630
Class T	—	—	—
Class D	—	—	—

The Company's board of directors has the discretion to suspend or modify the redemption plan at any time, including in circumstances in which it (1) determines that such action is in the best interest of the Company's stockholders, (2) determines that it is necessary due to regulatory changes or changes in law or (3) becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are redeemed. In addition, the Company's board of directors may suspend the Offerings and the redemption plan, if it determines that the calculation of NAV is materially incorrect or there is a condition that restricts the valuation of a material portion of the Company's assets. If the board of directors materially amends (including any reduction of the quarterly limit) or suspends the redemption plan during any quarter, other than any temporary suspension to address certain external events unrelated to the Company's business, any unused portion of that quarter’s 5% limit will not be carried forward to the next quarter or any subsequent quarter.

Equity-Based Compensation

The Company has in place an incentive compensation plan and an independent directors compensation plan (the “Compensation Plans”). The Compensation Plans were created to attract, retain and compensate highly-qualified individuals, who are not employees of RREEF Property Trust, Inc. or any of its subsidiaries or affiliates, for service as members of the board by providing them with competitive compensation. The Compensation Plans provide for 5,000 shares of restricted stock to be reserved for issuance to each of the Company's independent directors once the Company has issued 12,500,000 shares of its common stock in the aggregate from its Offerings.

On March 29, 2019, pursuant to the Company having met the issued share requirement, the Company granted 5,000 shares of restricted Class I common stock to each of the Company's independent directors for a total of 20,000 shares (the "Initial Stock Awards"). The Initial Stock Awards shall vest and become non-forfeitable in three equal annual installments on each of the first three anniversaries of the grant date with the exception of one independent director whose Initial Stock Award vested immediately upon grant. The fair value of the Initial Stock Awards is determined using the Company’s Class I Share price on the date of grant, which was $14.34. The Company has elected to account for any forfeitures of restricted stock awards as they occur.

On May 15 2019, pursuant to the new independent director compensation plan, the Company granted $10 of shares of restricted Class I common stock to each of the Company's independent directors (the "Annual Share Grant Awards"). The fair value of the Annual Share Grant Awards is determined using the Company’s Class I Share price on the date of grant, which was $14.32, which resulted in a total of 2,094 shares granted. The Annual Share Grant Awards shall vest and become non-forfeitable at the next annual shareholder meeting (approximately one year from issue date). The Company has elected to account for any forfeitures of restricted stock awards as they occur.

Below is a summary of the activity, per share value and recognized expense for the stock awards. No stock

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2019
(Unaudited)
(in thousands, except share and per share data)

awards were granted prior to 2019.

	Three Months Ended June 30, 2019		Six Months Ended June 30, 2019
Stock Awards	Class I Shares	Weighted Average Grant Date Fair Value	Class I Shares	Weighted Average Grant Date Fair Value
Outstanding, beginning of period	15,000	$14.34	—	—
Changes during the period:
Granted	2,094	14.32	22,094	$14.34
Vested	—	—	(5,000)	14.34
Forfeited	—	—	—	—
Outstanding, end of period	17,094	14.34	17,094	14.34

Amount included in general and administrative expenses	$22		$94

NOTE 10 - NET INCOME (LOSS) PER SHARE

The Company computes net income (loss) per share for each class of common stock with shares outstanding using the two-class method. RREEF America may earn a performance component of the advisory fee (see Note 8) which may impact the net income (loss) of each class of common stock differently. The performance component and the impact on each class of common stock, if any, are shown below.
Basic and diluted net income (loss) per share for each class of common stock is computed using the weighted-average number of common shares outstanding during the period for each class of common stock. The Initial Stock Awards and the Annual Share Grant Awards granted to the Company's independent directors (see Note 9) qualify as participating securities and therefore also require use of the two-class method for computing net income (loss) per share. However, the unvested Initial Stock Awards and the unvested Annual Share Grant Awards are immaterially dilutive, and therefore are ignored in the diluted net income per share calculation for the three and six months ended June 30, 2019.
The following table sets forth the computation of basic and diluted net income (loss) per share for each class of the Company’s common stock which had shares outstanding during the relevant period.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2019
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30, 2019
	Class A	Class I	Class T	Class D*
Basic and diluted net loss per share:
Allocation of net loss before performance fee	$(70)	$(135)	$(14)	$—
Allocation of performance fees	(46)	(96)	(8)	—
Total numerator	$(116)	$(231)	$(22)	$—
Denominator - weighted average number of common shares outstanding	3,703,672	7,105,086	737,796	11,611
Basic and diluted net loss per share:	$(0.03)	$(0.03)	$(0.03)	$(0.02)

	Six Months Ended June 30, 2019
	Class A	Class I	Class T	Class D*
Basic and diluted net income per share:
Allocation of net income before performance fee	$456	$841	$87	$1
Allocation of performance fees	(46)	(96)	(8)	—
Total numerator	$410	$745	$79	$1
Denominator - weighted average number of common shares outstanding	3,648,217	6,720,456	693,952	5,838
Basic and diluted net income per share:	$0.11	$0.11	$0.11	$0.13
* Class D Shares were initially issued in June 2019. For the three months ended June 30, 2019, the net loss allocated to Class D Shares was $220 (not in thousands).

	Three Months Ended June 30, 2018
	Class A	Class I	Class T
Basic and diluted net income per share:
Allocation of net income before performance fee	$142	$184	$6
Allocation of performance fees	(36)	(53)	(1)
Total numerator	$106	$131	$5
Denominator - weighted average number of common shares outstanding	3,691,785	4,793,077	150,764
Basic and diluted net income per share:	$0.03	$0.03	$0.03

	Six Months Ended June 30, 2018
	Class A	Class I	Class T
Basic and diluted net loss per share:
Allocation of net loss before performance fee	$(408)	$(511)	$(13)
Allocation of performance fees	(36)	(53)	(1)
Total numerator	$(444)	$(564)	$(14)
Denominator - weighted average number of common shares outstanding	3,689,242	4,630,940	115,232
Basic and diluted net loss per share:	$(0.12)	$(0.12)	$(0.12)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2019
(Unaudited)
(in thousands, except share and per share data)

NOTE 11 — DISTRIBUTIONS

In order to qualify as a REIT, the Company is required, among other things, to make distributions each taxable year of at least 90% of its taxable income determined without regard to the dividends-paid deduction and excluding net capital gains, and to meet certain tests regarding the nature of the Company's income and assets. The Company expects that its board of directors will continue to declare distributions with a daily record date, payable monthly in arrears. Any distributions the Company makes will be at the discretion of its board of directors, considering factors such as its earnings, cash flow, capital needs and general financial condition and the requirements of Maryland law. The Company commenced operations on May 30, 2013 and elected taxation as a REIT for the year ended December 31, 2013. Distributions for each month are payable on or before the first business day of the following month. However, any distributions reinvested by the stockholders in accordance with the Company's dividend reinvestment plan are reinvested at the per share NAV of the same class determined at the close of business on the last business day of the month in which the distributions were accrued.
Shown below are details of the Company's distributions.

	Three Months Ended		Six Months Ended June 30, 2019
	March 31, 2019	June 30, 2019
Declared daily distribution rate, before adjustment for class-specific fees	$0.00193545	$0.00195924
Distributions paid or payable in cash	$1,000	$1,105	$2,105
Distributions reinvested	841	954	1,795
Distributions declared	$1,841	$2,059	$3,900
Class A Shares issued upon reinvestment	22,405	23,894	46,299
Class I Shares issued upon reinvestment	34,329	39,949	74,278
Class T Shares issued upon reinvestment	2,250	2,736	4,986
Class D Shares issued upon reinvestment*	—	—	—
* Class D Shares were initially issued in June 2019.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2019
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended June 30, 2018
	March 31, 2018	June 30, 2018
Declared daily distribution rate, before adjustment for class-specific fees	$0.00189004	$0.00190140
Distributions paid or payable in cash	$781	$831	$1,612
Distributions reinvested	619	662	1,281
Distributions declared	$1,400	$1,493	$2,893
Class A Shares issued upon reinvestment	22,714	22,901	45,615
Class I Shares issued upon reinvestment	21,479	23,520	44,999
Class T Shares issued upon reinvestment	678	976	1,654
Shown below are details by share class of the Company's distributions.

	Three Months Ended		Six Months Ended June 30, 2019
	March 31, 2019	June 30, 2019
Class A	$588	$620	$1,208
Class I	1,147	1,314	2,461
Class T	106	123	229
Class D*	—	2	2
Distributions declared	$1,841	$2,059	$3,900
* Class D Shares were initially issued in June 2019.

	Three Months Ended		Six Months Ended June 30, 2018
	March 31, 2018	June 30, 2018
Class A	$593	$603	$1,196
Class I	794	866	1,660
Class T	13	24	37
Distributions declared	$1,400	$1,493	$2,893

NOTE 12 — INCOME TAXES

The Company believes that it has operated in such a manner to qualify to be taxed as a REIT for federal income tax purposes beginning with the taxable year ended December 31, 2013, when it first elected REIT status. In each calendar year that the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax to the extent it meets certain criteria and distributes its REIT taxable income to its stockholders. Distributions declared and paid by the Company may consist of ordinary income, qualifying dividends, return of capital, capital gains or a combination thereof. The characterization of the distributions into these various components will impact how the distributions are taxable to the stockholder who received them. Distributions that constitute a return of capital generally are non-taxable and will reduce the stockholder's basis in the shares. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2019
(Unaudited)
(in thousands, except share and per share data)

characterization of the distributions is generally determined during the month of January following the close of the tax year.

Net worth and similar taxes paid to certain states where the Company owns real estate properties were $19 and $16 for the three months ended June 30, 2019 and 2018, respectively. Net worth and similar taxes paid to certain states where the Company owns real estate properties were $24 and $23 for the six months ended June 30, 2019 and 2018, respectively.

NOTE 13 — SEGMENT INFORMATION

For the six months ended June 30, 2019 and 2018, the Company had two segments with reportable information: Real Estate Properties and Real Estate Equity Securities. The Company organizes and analyzes the operations and results of each of these segments independently, due to inherently different considerations for each segment. Such considerations include, but are not limited to, the nature and characteristics of the investment and investment strategies and objectives. The following tables set forth the carrying value, revenue and the components of operating income of the Company's segments reconciled to total assets as of June 30, 2019 and December 31, 2018 and net income (loss) for the three and six months ended June 30, 2019 and 2018.

	Real Estate Properties	Real Estate Equity Securities	Total
Carrying value as of June 30, 2019	$198,369	$17,627	$215,996

Reconciliation to total assets of June 30, 2019
Carrying value per reportable segments			$215,996
Corporate level assets			10,452
Total assets			$226,448

Carrying value as of December 31, 2018	$202,257	$14,735	$216,992

Reconciliation to total assets of December 31, 2018
Carrying value per reportable segments			$216,992
Corporate level assets			9,207
Total assets			$226,199

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2019
(Unaudited)
(in thousands, except share and per share data)

Three Months Ended June 30, 2019	Real Estate Properties	Real Estate Equity Securities	Total
Property related income	$5,561	$—	$5,561
Investment income on marketable securities	—	150	150
Total revenues	5,561	150	5,711
Segment operating expenses	1,723	11	1,734
Net realized gain upon sale of marketable securities	—	146	146
Net unrealized change in fair value of investment in marketable securities	—	189	189
Operating income - segments	$3,838	$474	$4,312

Three Months Ended June 30, 2018
Property related income	$4,383	$—	$4,383
Investment income on marketable securities	—	120	120
Total revenues	4,383	120	4,503
Segment operating expenses	1,337	12	1,349
Net realized loss upon sale of marketable securities	—	(155)	(155)
Net unrealized change in fair value of investment in marketable securities	—	981	981
Operating income - segments	$3,046	$934	$3,980

		Three Months Ended June 30,
Reconciliation to net (loss) income		2019	2018
Operating income - segments		$4,312	$3,980
General and administrative expenses		(457)	(484)
Advisory expenses		(561)	(390)
Depreciation		(1,336)	(1,074)
Amortization		(1,131)	(906)
Operating income		827	1,126
Interest expense		(1,196)	(884)
Net (loss) income		$(369)	$242

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2019
(Unaudited)
(in thousands, except share and per share data)

Six Months Ended June 30, 2019	Real Estate Properties	Real Estate Equity Securities	Total
Property related income	$11,326	$—	$11,326
Investment income on marketable securities	—	301	301
Total revenues	11,326	301	11,627
Segment operating expenses	3,605	19	3,624
Net realized gain upon sale of marketable securities	—	265	265
Net unrealized change in fair value of investment in marketable securities	—	2,355	2,355
Operating income - segments	$7,721	$2,902	$10,623

Six Months Ended June 30, 2018
Property related income	$8,886	$—	$8,886
Investment income on marketable securities	—	209	209
Total revenues	8,886	209	9,095
Segment operating expenses	2,749	23	2,772
Net realized loss upon sale of marketable securities	—	(408)	(408)
Net unrealized change in fair value of investment in marketable securities	—	480	480
Operating income - segments	$6,137	$258	$6,395

		Six Months Ended June 30,
Reconciliation to net income (loss)		2019	2018
Operating income - segments		$10,623	$6,395
General and administrative expenses		(1,021)	(984)
Advisory expenses		(932)	(669)
Depreciation		(2,646)	(2,163)
Amortization		(2,300)	(1,813)
Operating income		3,724	766
Interest expense		(2,489)	(1,788)
Net income (loss)		$1,235	$(1,022)

NOTE 14 — ECONOMIC DEPENDENCY
The Company depends on RREEF America and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company's shares of common stock, asset acquisition and disposition decisions and other general and administrative responsibilities. In the event that RREEF America or the Dealer Manager is unable to provide such services, the Company would be required to find alternative service providers.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2019
(Unaudited)
(in thousands, except share and per share data)

NOTE 15 — COMMITMENTS AND CONTINGENCIES
In the normal course of business, from time to time, the Company may be involved in legal actions relating to the ownership and operations of real estate investments. In the Company's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.
The Company, as an owner of real estate, is subject to various environmental laws of federal and local governments. All of the Company's properties were subject to assessments, involving visual inspections of the properties and their neighborhoods. The Company carries environmental liability insurance on its properties that provides coverage for remediation liability and pollution liability for third-party bodily injury and property damage claims. The Company does not believe such environmental assessments will have a material adverse impact on the Company's consolidated financial position or results of operations in the future.

NOTE 16 — SUBSEQUENT EVENTS

On July 2, 2019, the Company disclosed that its board of directors declared a daily cash distribution equal to $0.00197058 per share of common stock (before adjustment for applicable class-specific fees) for all such shares of record on each day from July 1, 2019 through September 30, 2019. As of July 1, 2019, there were no Class N Shares outstanding.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited consolidated financial statements, the notes thereto and the other unaudited financial data included in this Quarterly Report on Form 10-Q, or this Quarterly Report. The following discussion should also be read in conjunction with our audited consolidated financial statements and the notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2018. We further invite you to visit our website, www.rreefpropertytrust.com, where we routinely post additional information about our Company, such as, without limitation, our daily net asset value, or NAV, per share. The contents of our website are not incorporated by reference. The terms “we,” “us,” “our” and the “Company” refer to RREEF Property Trust, Inc. and its subsidiaries.

The NAV per share is published daily via NASDAQ's Mutual Fund Quotation System under the symbols ZRPTAX, ZRPTIX and ZRPTTX for our Class A shares, Class I shares and Class T shares, respectively.

All dollar amounts included in this Quarterly Report on Form 10-Q are presented in thousands, except for per share data.

Forward-Looking Statements

Certain statements contained in this Quarterly Report on Form 10-Q, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, or Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Such statements include, in particular, statements about our plans, strategies and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guaranty of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “plan,” “potential,” “predict” or other similar words.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to raise capital and effectively deploy the proceeds;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	legislative or regulatory changes (including changes to the laws governing the taxation of REITs);

•
the effect of financial leverage, including changes in interest rates, availability of credit, loss of flexibility due to negative and affirmative covenants, refinancing risk at maturity and generally the increased risk of loss if our investments fail to perform as expected;

•
our ability to access sources of liquidity when we have the need to fund redemptions of common stock in excess of the proceeds from the sales of shares of our common stock in our continuous offering and the consequential risk that we may not have the resources to satisfy redemption requests; and

•	changes to accounting principles generally accepted in the United States of America, or GAAP.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution readers not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date this Quarterly Report on Form 10-Q is filed with the Securities and Exchange Commission, or the SEC. We make no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this Quarterly Report on Form 10-Q. Additionally, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. The forward-looking statements should be read in light of the risk factors identified in “Risk Factors” of this Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2018.

Overview

We are a Maryland corporation formed on February 7, 2012, our inception date, to invest in a diversified portfolio of high quality, income-producing commercial real estate properties and other real estate-related assets. We are an externally advised, perpetual-life corporation that believes that it has operated in such a manner to qualify to be taxed as a REIT for federal income tax purposes beginning with the taxable year ended December 31, 2013, when we first elected REIT status. We invest primarily in the office, industrial, retail and apartment sectors of the commercial real estate industry in the United States. We may also invest in real estate-related assets, which include common and preferred stock of publicly-traded REITs and other real estate companies, which we refer to as “real estate equity securities,” and debt investments backed by real estate, which we refer to as “real estate loans.” We hold our properties, real estate-related assets and other investments through RREEF Property Operating Partnership, LP, or our operating partnership, of which we are the sole general partner.

Our board of directors will at all times have ultimate oversight and policy-making authority over us, including responsibility for governance, financial controls, compliance and disclosure. Pursuant to our advisory agreement, our board has delegated to RREEF America L.L.C., or our advisor, authority to manage our day-to-day business in accordance with our investment objectives, strategy, guidelines, policies and limitations. Our advisory agreement is renewable annually upon approval by our board of directors, including a majority of the independent board members. The current term expires January 20, 2020.

Our initial public offering commenced on January 3, 2013, pursuant to our Registration Statement on Form S-11 (File No. 333-180356) under which we offered up to $2,500,000 of shares of our common stock in any combination of Class A and Class I shares, which we refer to as the initial offering. On May 30, 2013, upon receipt of purchase orders from our sponsor for $10,000 of Class I shares of our common stock and the release to us of funds in the escrow account, we commenced operations. Our initial offering terminated on July 1, 2016. We raised a total of $102,831 in proceeds from our initial offering.

On January 15, 2016, we filed articles supplementary to our articles of incorporation to add a newly-designated Class D common stock, $0.01 par value per share, or our Class D shares. On January 20, 2016, we commenced a private offering of up to a maximum of $350,000 in Class D shares.

On July 12, 2016, the SEC declared effective our Registration Statement on Form S-11 (File No. 333-208751) for our follow-on public offering for up to $2,300,000 of shares of our common stock in any combination of our Class A, Class I, Class T and Class N shares, which we refer to as our follow-on offering. Our follow-on offering includes up to $2,100,000 in shares in our primary offering and up to $200,000 in shares in our distribution reinvestment plan. Class T shares contain a conversion feature whereby upon the occurrence of a specified event (generally related to a Class T stockholder's account having incurred a maximum of 8.5% of underwriting compensation), Class T shares owned in a stockholder's account will automatically convert to Class N shares.

We have engaged DWS Distributors, Inc., an affiliate of our advisor, to serve as our dealer manager for our follow-on offering pursuant to our dealer manager agreement. Our initial offering and our follow-on offering are each referred to as an offering.

On June 28, 2019, we filed a registration statement on Form S-11 (File No. 333-232425) for our second follow-on offering. This registration statement is not yet effective.

Portfolio Information

Real Estate Property Portfolio

As of June 30, 2019, we owned twelve properties diversified across geography and sector, including one medical office property and one student housing property (a subset of apartment). Excluding The Flats at Carrs Hill, our apartment property with leases that roll over every year, as of June 30, 2019, our weighted average remaining lease term for active leases was 4.9 years. The following table sets forth certain additional information about the properties we owned as of June 30, 2019:

Property	Location	Rentable Square Feet	Number of Leases/Units	Leased(1)
Office Property
Heritage Parkway	Woodridge, IL	94,233	1	100.0%
Anaheim Hills Office Plaza(2)	Anaheim, CA	73,892	4	60.5
Loudoun Gateway	Sterling, VA	102,015	1	100.0
Allied Drive	Dedham, MA	64,127	3	100.0
Office Total		334,267	9	90.9
Retail Property
Wallingford Plaza(3)	Seattle, WA	30,761	5	100.0
Terra Nova Plaza	Chula Vista, CA	96,114	2	100.0
Elston Plaza(4)	Chicago, IL	92,806	11	95.5
Retail Total		219,681	18	98.1
Industrial Property
Commerce Corner	Logan Township, NJ	259,910	2	100.0
Miami Industrial
Palmetto Lakes	Miami Lakes, FL	182,919	1	100.0
Hialeah I	Miami, FL	57,000	1	100.0
Hialeah II	Miami, FL	50,000	1	100.0
Industrial Total		549,829	5	100.0
Apartment Property
The Flats at Carrs Hill	Athens, GA	135,864	138	100.0
Apartment Total		135,864	138	100.0
Grand total		1,239,641	32/138	95.9%

(1) Leased percentage is based on executed leases as of June 30, 2019, is calculated based on square footage for a single property, and is weighted by relative property value when calculated for more than one property together.
(2) Includes one lease for 8,000 square feet that was executed in October 2018 and which is anticipated to commence in third quarter 2019 upon completion of specified improvements.
(3) Wallingford Plaza is ground floor retail plus two floors of office space. The retail portion comprises the majority of the rental revenue for the property.
(4) The total square footage for Elston Plaza includes a freestanding bank branch of 4,860 square feet which is subject to a ground lease to Chase Bank.

Real Estate Equity Securities Portfolio

As of June 30, 2019, our real estate equity securities portfolio consisted of publicly-traded common stock of 36

REITs with a value of $17,627. We believe that investing a portion of our proceeds from our offerings into a diversified portfolio of common and preferred shares of REITs and other real estate operating companies will provide the overall portfolio some flexibility with near-term liquidity as well as potentially enhance our NAV over a longer period. The portfolio is regularly reviewed and evaluated to determine whether the marketable securities held at any time continue to serve their original intended purposes.

The following chart summarizes our marketable securities by property type as of June 30, 2019:

As of June 30, 2019, our top ten holdings in our real estate equity securities portfolio were as follows:

Security	Percent of Securities Portfolio
Equinix, Inc.	7.4%
Prologis, Inc.	6.8
Welltower, Inc.	6.1
Equity Residential	5.0
Extra Space Storage, Inc.	4.9
Mid-America Apartment Communities, Inc.	4.0
Equity Lifestyle Properties	3.9
Cubesmart	3.9
HCP, Inc.	3.9
Alexandria Real Estate Equities, Inc.	3.9
Total	49.8%

Market Outlook

U.S. real estate performed well in the first half of 2019, but outcomes varied significantly by sector and location, according to data from the National Council of Real Estate Investment Fiduciaries (NCREIF) in June 2019. Also according to NCREIF, the boom in the industrial sector continued unabated; however, malls and a handful of apartment and office markets (e.g., Chicago and New York) struggled. Overall, unlevered core total returns, as measured by the NCREIF Property Index (NPI), measured 6.5% on a trailing four-quarter basis in the second quarter of 2019, within the 6.5%-7.0% band that has prevailed since late 2017.

In our view, the outlook for U.S. real estate remains upbeat. According to the Bureau of Economic Analysis in June 2019, economic growth has decelerated amid trade tensions and the runoff of last year’s tax cuts, but the Federal Reserve’s decision to cut interest rates has helped to dampen near-term risks. Meanwhile, CBRE Econometric Advisors (CBRE-EA) in June 2019 indicates that real-estate construction appears to have peaked amid acute skilled-labor shortages as reported by the Bureau of Labor Statistics in June 2019, allowing vacancies to remain anchored near today’s historically low levels as tracked by CBRE-EA. We believe financial markets are volatile, but lower interest rates could bolster capital flows into real estate, keeping cap rates steady.

We believe there are looming medium-term risks. Among the greatest, we believe, is that leading indicators, such as the yield curve, may point to a rising probability of recession after next year, a scenario that would undermine occupational and investor demand for property. But while real estate is not impervious to the economy, we believe it should prove resilient thanks to a moderate supply pipeline as reported by CBRE-EA in June 2019, reasonable valuations (relative to interest rates) according to NCREIF in June 2019, and manageable debt burdens as reported by the Federal Reserve in June 2019. Timing the cycle precisely is difficult to impossible, but in our view, given these initial conditions, real estate should hold up well relative to stocks and bonds over a five-year horizon, particularly on a risk-adjusted basis.

We believe a combination of positive near-term momentum and rising medium-term risks has important implications for investment strategy. Given the inherent uncertainty around timing and our expectation that the severity of the next downturn will be limited, it is not advisable, in our view, to batten down the hatches - but it may be prudent to trim risk. From our perspective, extending lease duration, improving tenant quality, and reducing value-add exposure should help to fortify cash-flow durability, while controlling leverage can help to mitigate valuation risks.

We think there are also important implications for sector allocation. In our view, rising medium-term risks would argue for tilting away from office, which we view as a pro-cyclical sector, toward retail, which we view as a defensive one (we view the apartment and industrial sectors as historically market-neutral). At the same time, it is important to consider how structural forces may alter historical patterns: in particular, we believe that e-commerce will continue to benefit and challenge the industrial and retail sectors, respectively. Accordingly, our strategy assigns a strong overweight to industrial, an underweight to office, and market weights to apartment and retail.

Results of Operations

Through June 30, 2019, we have acquired twelve properties and invested in real estate equity securities as described above under "Portfolio Information." We expect to continue to raise additional capital, increase our borrowings and make future investments in our targeted segments of real estate properties, real estate equity securities and real estate loans, which we believe will have a significant impact on our future results of operations.

We review our stabilized operating results, measured by contractual rental revenue, including tenant reimbursement income, less property operating expenses, which we refer to as net operating income, for properties that we owned for the entirety of both the current and prior year reporting periods, which we refer to as “same-store” properties. We believe that net operating income, a non-GAAP financial measure, in combination with net income (loss) and cash flows from operating activities, as defined by GAAP, is a useful supplemental performance measure that helps us evaluate our operating performance. We believe this metric is useful to our stockholders and other users of our reports because it provides additional information regarding our property acquisitions and their impact on our portfolio. Net operating income should not be considered as an alternative to net income (loss) or to cash flows from operating activities (both as defined by GAAP) as an indication of our performance and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information, and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity and results of operations.

Three and Six Months Ended June 30, 2019 and 2018

The following table illustrates the changes in lease revenues, property operating expenses, and net operating income for the three and six months ended June 30, 2019 and 2018. "Non-same-store," as reflected in the table below, includes properties acquired after January 1, 2018, which for the three and six months ended June 30, 2019 and 2018 are Miami Industrial and Elston Plaza. For purposes of comparative analysis, the table below reconciles the net operating income to net income (loss) determined in accordance with GAAP for the three and six months ended June 30, 2019 and 2018.

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Change	2019	2018	Change
Lease revenue
Lease revenue - same-store portfolio	$4,012	$4,093	$(81)	8,258	9,106	(848)
Lease revenue - non-same-store portfolio	1,166	—	1,166	2,308	—	2,308
Total lease revenue	5,178	4,093	1,085	10,566	9,106	1,460

Property operating expenses
Same-store portfolio	1,289	1,337	(48)	2,746	2,749	(3)
Non-same-store portfolio	434	—	434	859	—	859
Total property operating expenses	1,723	1,337	386	3,605	2,749	856

Net operating income
Same-store portfolio	2,723	2,756	(33)	5,512	6,357	(845)
Non-same-store portfolio	732	—	732	1,449	—	1,449
Total net operating income	3,455	2,756	699	6,961	6,357	604

Adjustments to lease revenue
Straight-line revenue	214	245	(31)	421	(311)	732
Above- and below-market lease amortization, net	195	71	124	390	142	248
Lease incentive amortization	(26)	(26)	—	(51)	(51)	—
Depreciation	(1,336)	(1,074)	(262)	(2,646)	(2,163)	(483)
Amortization	(1,131)	(906)	(225)	(2,300)	(1,813)	(487)
General and administrative expenses	(468)	(496)	28	(1,040)	(1,007)	(33)
Advisory fees	(561)	(390)	(171)	(932)	(669)	(263)
Interest expense	(1,196)	(884)	(312)	(2,489)	(1,788)	(701)

Marketable securities
Investment income on marketable securities	150	120	30	301	209	92
Net realized gain (loss) on marketable securities	146	(155)	301	265	(408)	673
Net unrealized change in fair value of marketable securities	189	981	(792)	2,355	480	1,875
Net (loss) income	$(369)	$242	$(611)	$1,235	$(1,022)	$2,257

Property Operations

Our total lease revenue and total property operating expenses for the three and six months ended June 30, 2019 and 2018 increased compared to those for the three and six months ended June 30, 2019 and 2018 primarily due to the acquisition of Miami Industrial and Elston Plaza during the year ended December 31, 2018. Our total same-store net operating income for the three and six months ended June 30, 2019 and 2018 reflects eight of the twelve properties in the portfolio. Lease revenue for the six months ended June 30, 2019 decreased from the same period in 2018 primarily due to one-time income of $742 related to the modification of the lease with Gateway One Lending and Finance at our Anaheim Hills Office Plaza property. The $742 was collected in February 2018 but was recognized under GAAP on a straight-line basis over the remaining lease term of 13 months from January 2018 through January 2019. In this modification, Gateway One Lending and Finance reduced their occupied space from 50,000 square feet to 25,000 square feet. The lease with Gateway One Lending and Finance naturally expired on January 31, 2019, additionally contributing to lower lease revenue in the 2019 period compared to the 2018 period. Lease revenue for the three months ended June 30, 2019 decreased from the same period in 2018 due to vacancy at Anaheim Hills Office Plaza. We have entered into two new leases at this property, one of which was in its free rent period during second quarter of 2019 and the other is expected to commence during third quarter 2019. The decreases in same-store lease revenues during the 2019 periods referred to above were partially offset by higher lease revenues from certain leases renewed at higher rental rates as well as leases with contractually stepped up rents.

Same-store property operating expenses for the three and six months ended June 30, 2019 decreased slightly from the same period in 2018 primarily due to decreased snow removal expenses at Loudoun Gateway and Allied Drive, and decreased utilities and third party management fees at Anaheim Hills Office Plaza.

Straight-Line Revenue

The change in straight-line revenue for the six months ended June 30, 2019 compared to the 2018 period was due to the aforementioned $742 of lease modification income received from Gateway One Lending and Finance in February 2018 which was recognized on a straight-line basis over the remaining lease term of 13 months from January 2018 through January 2019. The decrease in straight-line revenue for the three months ended June 30, 2019 compared to the 2018 period was primarily due to 2018 amortization of the aforementioned $742 from Gateway One Lending and Finance that ended in January 2019. That decrease was partially offset by additional straight-line revenue from the acquisitions of Miami Industrial and Elston Plaza during the year ended December 31, 2018.

Lease Intangible Amortization

During the three and six months ended June 30, 2019, the net amount of above- and below-market lease amortization is higher than the same period in 2018 primarily due to the acquisitions of Miami Industrial and Elston Plaza. Lease incentive amortization represents amortization of the lease incentive paid to Dick's Sporting Goods, Inc. which is being amortized over the approximate 10-year term of that lease.

Depreciation and Amortization

The depreciation and amortization on properties increased in the 2019 period as a result of the acquisitions of Miami Industrial and Elston Plaza.

General and Administrative

Our general and administrative expenses include a variety of corporate expenses, the largest of which were directors and officers insurance, audit fees, legal fees and independent director compensation. The amount for the six months ended June 30, 2019 increased from the same period in 2018 primarily due to the grant of Class I shares to our independent directors, a portion of which vested immediately upon grant, resulting in share-based compensation expense of $94 for the six months ended June 30, 2019. This increase was partially offset by decreases in audit and professional fees. For the three months ended June 30, 2019, the decrease from the same period in 2018 is due to lower legal and audit fees offset by slightly higher independent director compensation and appraisal costs.

Advisory Fees

The fixed component of the advisory fee pursuant to the advisory agreement is equal to 1% per annum of the NAV for each share class and is calculated and accrued daily and reflected in our NAV per share. For the three and six months ended June 30, 2019 and 2018, the advisory fee was comprised of fixed and performance components. The fixed component of the advisory fee was higher in the 2019 period compared to the 2018 period which is commensurate with the overall increase in our NAV, as we continue to raise and invest capital.

In accordance with our advisory agreement, our advisor can earn the performance component of the advisory fee when the total return to stockholders exceeds a required 6% per annum hurdle. The performance component is calculated separately for each share class and is comprised of the distributions paid to stockholders in each share class combined with the change in price of each share class. For any calendar year in which the total return per share allocable to a class exceeds 6% per annum (the “Hurdle Amount”), RREEF America will receive up to 10% of the aggregate total return allocable to such class with a Catch-Up (defined below) calculated as follows: first, if the total return for the applicable period exceeds the Hurdle Amount, 25% of such total return in excess of the Hurdle Amount (the “Excess Profits”) until the total return reaches 10% (commonly referred to as a “Catch-Up”); and second, to the extent there are remaining Excess Profits, 10% of such remaining Excess Profits. The performance component of the advisory fee is payable annually based on the results for the entire calendar year. The actual performance component that our advisor could earn in the current calendar year depends on several factors, including but not limited to the performance of our investments, our expenses and interest rates. For the three and six months ended June 30, 2019 and 2018, the total return of each share class exceeded the required 6% per annum hurdle, applied on a pro rata basis as applicable, resulting in our recognition under GAAP of a performance component of the advisory fee of $150 and $90, respectively.

Interest Expense

The increase in interest expense for the three and six months ended June 30, 2019 over the same periods in 2018 was primarily due to a greater weighted average outstanding aggregate loan balance and higher LIBOR rates. The weighted average outstanding aggregate balances on our line of credit were approximately $75,800 and $61,700 for the six months ended June 30, 2019 and 2018, respectively. In addition, in December 2018 we originated a $6,950 loan on Wallingford Plaza with a fixed interest rate of 4.56%, and in June 2019 we originated a $17,600 loan on Elston Plaza with a fixed interest rate of 3.89%. As a result, the weighted average outstanding aggregate balance and interest rate on all of our loan obligations was approximately $112,100 at 3.97% and approximately $89,200 at 3.43% for the six months ended June 30, 2019 and 2018, respectively.

The increase in the weighted average outstanding aggregate loan balance was due to our acquisitions of Miami Industrial and Elston Plaza in July and December 2018, respectively. The increase in the weighted average interest rate was primarily due to the increase in the 1-month LIBOR, which resulted in our all-in interest rate on the Wells Fargo line of credit averaging approximately 4.1% and 3.4% for the six months ended June 30, 2019 and 2018, respectively. The overall increase in interest expense was partially offset by decreased amortization of loan financing costs and line of credit fees. We expect our interest expense to increase in future periods because we anticipate acquiring additional properties with borrowings, including by utilizing additional property-specific debt as a form of permanent financing along with continuing to use the line of credit.

Marketable Securities

The increase in investment income for the three and six months ended June 30, 2019 compared to the 2018 periods is primarily due to the larger investment basis as we made additional investments into our securities portfolio at various times during 2018. Our portfolio of investments in publicly-traded REIT securities is actively managed and thus is regularly adjusted by increasing and decreasing specific holdings primarily based upon changes in sector allocations and to a lesser degree based upon performance of specific securities. These continual portfolio refinements generate realized gains and losses by using the highest cost method whereby a sale of any particular security is first attributed to the shares of that security with the highest cost basis. Our marketable securities portfolio exhibited strong performance during the first two quarters of 2019, riding the upward trend in the equities markets, accompanied by what appears to be a more relaxed stance toward future interest rate increases exhibited by the

Federal Reserve. As a result, our marketable securities portfolio has experienced net realized and unrealized gains for the three and six months ended June 30, 2019.

Inflation

In our view, the real estate property sector has not been affected significantly by inflation in the past several years due to the relatively low inflation rate. With the exception of leases with tenants in apartment properties, we will seek to include provisions in our tenant leases designed to protect us from the impact of inflation. These provisions will include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases, annual reimbursement of operating expenses above a certain allowance. Due to the generally long-term nature of these leases, annual rent increases may not be sufficient to cover inflation and rent may be below market. Leases in apartment properties generally turn over on an annual basis and do not typically present the same concerns regarding inflation protection due to their short-term nature.

NAV per Share

Our NAV per share is calculated in accordance with the valuation guidelines approved by our board of directors for the purposes of establishing a price for shares sold in our public offering as well as establishing a redemption price. The following table provides a breakdown of the major components of our total NAV and NAV per share as of June 30, 2019:

Components of NAV	Total NAV	Per Class A Share	Per Class I Share	Per Class T Share	Per Class D Share
Investments in real estate (1)	$254,500	$20.97	$21.15	$21.01	$21.10
Investments in real estate equity securities (2)	17,627	1.45	1.46	1.46	1.46
Other assets, net	5,995	0.50	0.48	0.50	0.42
Line of credit	(47,000)	(3.87)	(3.91)	(3.88)	(3.90)
Mortgage loans payable	(51,924)	(4.28)	(4.31)	(4.29)	(4.30)
Other liabilities, net	(5,336)	(0.44)	(0.45)	(0.44)	(0.34)
Net asset value	$173,862	$14.33	$14.42	$14.36	$14.44
Note: Class D shares were first issued on June 25, 2019. No Class N shares were outstanding as of June 30, 2019.

(1)	The value of our investments in real estate was approximately 13.9% more than their historical cost.

(2)	The value of our investments in real estate securities was approximately 16.1% more than their historical cost.

The table below sets forth a reconciliation of our stockholders' equity to our NAV, which we calculate for the purpose of establishing the purchase and redemption price for our shares, as of June 30, 2019.

	Total NAV	Per Class A Share	Per Class I Share	Per Class T Share	Per Class D Share
Total stockholders' equity	$97,875	$8.07	$8.10	$8.08	$8.09
Plus:
Unrealized gain on real estate investments	31,052	2.56	2.58	2.56	2.57
Accumulated depreciation	18,840	1.55	1.57	1.56	1.56
Accumulated amortization	18,554	1.53	1.54	1.53	1.54
Deferred costs and expenses, net	10,099	0.83	0.84	0.84	0.89
Less:
Deferred rent receivable	(2,558)	(0.21)	(0.21)	(0.21)	(0.21)
Net asset value	$173,862	$14.33	$14.42	$14.36	$14.44
Note: Class D shares were first issued on June 25, 2019. No Class N shares were outstanding as of June 30, 2019.

With respect to the unrealized gain on real estate investments reflected above, as of June 30, 2019, all properties had been appraised by a third-party appraisal firm in addition to our independent valuation advisor. Set forth below are the weighted averages of the key assumptions used in the appraisals of the office, retail and industrial properties as of June 30, 2019. Once we own more than one property for the apartment property type, we will include the key assumptions for that property type.

	Discount Rate	Exit Capitalization Rate
Office properties	7.57%	6.91%
Retail properties	6.50%	6.09%
Industrial properties	6.20%	5.62%

These assumptions are determined by our independent valuation advisor or by separate third-party appraisers. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, an increase in the weighted-average discount rate used as of June 30, 2019 of 0.25% would yield decreases in the office, retail and industrial property investment values of 1.8%, 1.9% and 2.0%, respectively. Similarly, an increase in the weighted-average exit capitalization rate used as of June 30, 2019 of 0.25% would yield decreases in the office, retail and industrial property investment values of 2.1%, 2.4% and 3.0%, respectively.

The deferred costs and expenses of $10,099 includes amounts that are initially excluded from the NAV calculation. This includes $7,464 payable to our advisor, which is less than the total amount payable to our advisor as reflected on our consolidated balance sheet as of June 30, 2019, because (1) certain amounts payable to our advisor as of June 30, 2019 were recorded as assets and as such have no impact on our NAV as of June 30, 2019, and (2) the amount payable to our advisor as reflected in due to affiliates and note to affiliate on our consolidated balance sheet includes accrued advisory fees and other amounts due under the advisory agreement. The deferred amounts will be included in the NAV calculation as such costs are reimbursed to our advisor, in accordance with the advisory agreement, the expense support agreement and the ESA letter agreement dated April 25, 2016 amending the advisory agreement and expense support agreement (defined below). The deferred costs and expenses above additionally includes $3,696 in estimated trailing fees that will be deducted from the NAV on a daily basis as and when they become payable to DWS Distributors, Inc., or the dealer manager. Lastly, the deferred cost and expenses above is net of (1) the portion of the performance component of the advisory fee that is reflected in the NAV calculation but does not yet meet the threshold for accrual under GAAP, and (2) the difference in recognition of certain offering costs.

Limitations and Risks

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different NAV per share. Accordingly, with respect to our NAV per share, we can provide no assurance that:

•	a stockholder would be able to realize this NAV per share upon attempting to resell his or her shares;

•
we would be able to achieve, for our stockholders, the NAV per share, upon a listing of our shares of common stock on a national securities exchange, selling our real estate portfolio, or merging with another company; or

•	the NAV per share, or the methodologies relied upon to estimate the NAV per share, will be found by any regulatory authority to comply with any regulatory requirements.

Furthermore, the NAV per share was calculated as of a particular point in time. The NAV per share will fluctuate over time in response to, among other things, changes in real estate market fundamentals, capital markets activities, and attributes specific to the properties and leases within our portfolio.

Funds from Operations and Modified Funds from Operations

We believe that funds from operations, or FFO, FFO as adjusted and modified funds from operations, or MFFO, in combination with net loss and cash flows from operating activities, as defined by GAAP, are useful supplemental performance measures that we use to evaluate our operating performance. However, these supplemental, non-GAAP measures should not be considered as an alternative to net income or loss or to cash flows from operating activities, both as determined by GAAP, as an indication of our performance and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information, and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity and results of operations. In addition, other REITs may define FFO and similar measures differently and thus choose to treat certain accounting line items in a manner different from us due to differences in investment and operating strategy or for other reasons.

As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO is a non-GAAP supplemental financial performance measure that excludes certain items such as real estate-related depreciation and amortization and the impact of certain non-recurring items such as realized gains and losses on sales of real estate. We believe FFO is a meaningful supplemental financial performance measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assume that the value of real estate assets diminishes predictably over time. Additionally, realized gains and losses on sales of real estate generally occur infrequently. As a result, excluding these items from FFO aids our analysis of our ongoing operations. We use FFO as an indication of our operating performance and as a guide to making decisions about future investments.

As defined by the Institute for Portfolio Alternatives, or IPA, MFFO is a non-GAAP supplemental financial performance measure used to assist us in evaluating our operating performance. We believe that MFFO is helpful as a measure of ongoing operating performance because it excludes costs that management considers more reflective of investing activities and other non-operating items included in FFO. Compared to FFO, MFFO additionally excludes items such as acquisition-related costs (if expensed in accordance with GAAP), non-cash amounts related to straight-line rent, amortization of above- and below-market lease intangibles and mark to market valuation adjustments on securities. In addition, there are certain other MFFO adjustments as defined by the IPA that are not applicable to us at this time and are not included in our presentation of MFFO. We believe that excluding acquisition costs from MFFO, if such costs were expensed in accordance with GAAP, provides investors with supplemental performance information that is consistent with our analysis of the operating performance of our portfolio over time, including periods after our acquisition stage.

Effective January 1, 2018, we adopted Financial Accounting Standards Board Accounting Standard Update 2016-01, Financial Statements - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities (ASU 2016-01), which revised the accounting related to the classification and measurement of investments in equity securities. Beginning January 1, 2018, under ASU 2016-01 the net unrealized change in the fair value of our investments in marketable securities for the period presented is recorded in earnings as part of operating income or loss. As a result, under the current NAREIT definition of FFO, the net unrealized change in the fair value of our investments in marketable securities is included in our FFO. Our investment objective with our investments in marketable securities is to generate consistent income while providing an opportunity for long term price appreciation. Additionally, we believe that investing a portion of our proceeds from our offerings into a diversified portfolio of common and preferred shares of REITs and other real estate operating companies will provide our overall investment portfolio some flexibility with near-term liquidity as well as potentially enhance our NAV over a longer period. The securities portfolio is regularly reviewed and evaluated to determine whether the marketable securities held at any time continue to serve their original intended purposes. In accordance with our objectives, it is our view that providing FFO as adjusted for the net unrealized change in the fair value of our securities portfolio will enhance an investor's understanding of the impact of our securities portfolio on our ongoing operations.

We use FFO, MFFO and FFO as adjusted, among other things: (i) to evaluate and compare the potential performance of the portfolio after the acquisition phase is complete, and (ii) as metrics in evaluating our ongoing distribution policy. We believe investors are best served if the information that is made available to them allows them to align their analyses and evaluation with these same performance metrics used by us in planning and executing our business strategy. We believe that these performance metrics will assist investors in evaluating the potential performance of the portfolio after the completion of the acquisition phase. However, these supplemental, non-GAAP measures are not necessarily indicative of future performance and should not be considered as an alternative to net income or loss or to cash flows from operating activities, both as determined by GAAP, and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. Neither the SEC, NAREIT, nor any regulatory body has passed judgment on the acceptability of the adjustments used to calculate FFO as adjusted or MFFO. In the future, the SEC, NAREIT, or a regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry at which point we may adjust our calculation and characterization of FFO as adjusted or MFFO.

The following unaudited table presents a reconciliation of net loss to FFO, FFO as adjusted, and MFFO.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net (loss) income	$(369)	$242	$1,235	$(1,022)

Real estate related depreciation	1,336	1,074	2,646	2,163
Real estate related amortization	1,131	906	2,300	1,813
NAREIT defined FFO	2,098	2,222	6,181	2,954
Net unrealized change in fair value of investments in marketable securities	(189)	(981)	(2,355)	(480)
FFO as adjusted	1,909	1,241	3,826	2,474

Additional adjustments:
Straight line rents, net	(214)	(245)	(421)	311
Amortization of above- and below-market lease intangibles, net	(195)	(71)	(390)	(142)
Amortization of lease incentive	26	26	51	52
IPA defined MFFO	$1,526	$951	$3,066	$2,695

Liquidity and Capital Resources

Our primary needs for liquidity and capital resources are to fund our investments in accordance with our investment strategy and policies, make distributions to our stockholders, redeem shares of our common stock pursuant to our redemption plan, pay our offering and operating fees and expenses and pay interest on any outstanding indebtedness.

Over time, we generally intend to fund our cash needs for items, other than asset acquisitions and material capital improvements, from operations. Our cash needs for acquisitions and material capital improvements will be funded primarily from the sale of shares of our common stock in our offerings, and the amount we may raise in such offerings is uncertain. We intend to contribute any additional net proceeds from our offerings that are not used or retained to pay the fees and expenses attributable to our operations to our operating partnership.

We may also satisfy our cash needs for acquisitions and material capital improvements through the assumption or incurrence of debt. On February 27, 2018, we entered into an amended and restated secured revolving line of credit with Wells Fargo Bank, National Association. The Wells Fargo line of credit has a three-year term with two one-year extension options exercisable by us upon satisfaction of certain conditions and payment of applicable extension fees. The first extension option becomes exercisable in November 2020. The interest rate under the Wells Fargo line of credit is based on the 1-month LIBOR with a spread of 160 to 180 basis points depending on the debt yield as defined in the agreement. The Wells Fargo line of credit has a current maximum capacity of $100,000, and we have the option to expand the Wells Fargo line of credit up to a maximum capacity of $200,000 upon satisfaction of specified conditions. Each requested expansion must be for at least $25,000 and may result in the Wells Fargo line of credit being syndicated.

The Wells Fargo line of credit has as co-borrowers certain of the wholly-owned subsidiaries of our operating partnership, with the Company serving as the guarantor. At any time, the borrowing capacity under the Wells Fargo line of credit is based on the lesser of (1) an amount equal to 65% of the aggregate value of the properties in the collateral pool as determined by lender appraisals, (2) an amount that results in a minimum debt yield of 10% based on the in-place net operating income of the collateral pool as defined or (3) the maximum capacity of the Wells Fargo line of credit. Proceeds from the Wells Fargo line of credit can be used to fund acquisitions, redeem shares pursuant to our redemption plan and for any other corporate purpose. As of June 30, 2019, our maximum borrowing capacity was $81,883, our outstanding balance was $47,000 and our weighted average interest rate was 4.02%.

The Wells Fargo line of credit agreement contains customary representations, warranties, borrowing conditions and affirmative, negative and financial covenants, including that there must be at least five properties in the collateral pool at all times, and the collateral pool must also meet specified concentration provisions, unless waived by the lender. In addition, the guarantor must meet tangible net worth hurdles. As of June 30, 2019, we were in compliance with all covenants.

On March 1, 2016, we, through an indirect wholly-owned subsidiary as borrower, entered into a credit agreement providing for a $14,500 secured, fully non-recourse loan with Nationwide Life Insurance Company, or Nationwide. The Nationwide loan is secured by The Flats at Carrs Hill, our 138 unit student housing apartment property in Athens, Georgia. The interest rate for the Nationwide loan is fixed at 3.63% with interest-only payments for the full term of the loan. The maturity date of the Nationwide loan is March 1, 2026 with no extension options. The Nationwide loan permits voluntary prepayment of the full amount of the loan at any time subject to payment of the applicable prepayment premium, which is (a) the greater of a yield maintenance calculation or 1.0% of the principal amount outstanding for prepayments occurring up to and including the 96th month of the term, (b) 2.0% of the principal amount outstanding for prepayments occurring during months 97 through 102 of the term, or (c) 1.0% of the principal amount outstanding for prepayments occurring during months 103 through 114 of the term. The Nationwide loan is prepayable at par during the last six months of the term. Additionally, the Nationwide loan contains a one-time option to be assumed by a new borrower subject to satisfaction, in Nationwide's sole discretion, of specified conditions and payment of a fee equal to 1.0% of the outstanding balance of the loan. Proceeds of $14,500 were applied to our initial Wells Fargo line of credit that was originated in March 2015. Prior to closing of the Nationwide loan, The Flats at Carrs Hill served as additional collateral under the initial Wells Fargo line of credit.

On December 1, 2016, we, through an indirect wholly-owned subsidiary as borrower, entered into a credit agreement with Hartford Life Insurance Company, or Hartford. Proceeds of $13,000 obtained from Hartford were used to repay outstanding balances under the initial Wells Fargo line of credit, thereby releasing Commerce Corner from the initial Wells Fargo line of credit. The Hartford loan is a secured, fully non-recourse loan with a term of seven years and no extension options. The Hartford loan carries a fixed interest rate of 3.41% with interest-only payments for the first 24 months of the term, followed by principal and interest payments for the remainder of the term, based upon a 30-year amortization schedule. As of June 30, 2019, the outstanding balance on the Hartford loan was $12,874. The Hartford Loan permits voluntary prepayment of the full amount of the Hartford Loan at any time after 18th month of the term the subject to payment of the applicable prepayment premium, which is (a) equal to a yield maintenance calculation for prepayments occurring from the beginning of the 19th month of the term up to and including the 60th month of the term, or (b) 1.0% of the principal amount outstanding for prepayments occurring during months 61 through 72 of the term. The Hartford Loan is prepayable at par during the last twelve months of the term. Additionally, the Hartford Loan contains a one-time option to be assumed by a new borrower subject to satisfaction, in Hartford's sole discretion, of specified conditions and payment of a fee equal to 1.0% of the outstanding balance of the Hartford Loan.

On December 6, 2018, we, through an an indirect wholly owned subsidiary as borrower, entered into a credit agreement with Transamerica Premier Life Insurance Company, or Transamerica. Proceeds of $6,950 net of transaction costs, obtained from the Transamerica loan were used to repay outstanding balances under the revised Wells Fargo line of credit, thereby releasing Wallingford Plaza from the revised Wells Fargo line of credit. The Transamerica loan is a secured, fully non-recourse loan with a term of ten years with no extension options. The Transamerica loan carries a fixed interest rate of 4.56% with interest-only payments for the first 24 months of the term, then principal and interest payments for the remainder of the term, based upon a 30-year amortization schedule. The Transamerica loan permits voluntary prepayment of the full amount of the Transamerica loan at any time subject to payment of the applicable prepayment premium, which is equal to a yield maintenance calculation for prepayments occurring from the beginning the term up to 90 days before the maturity date. The Transamerica loan is prepayable at par during the last ninety days of the term. Additionally, the Transamerica loan contains a one-time option to be assumed by a new borrower subject to satisfaction, in Transamerica’s sole discretion, of specified conditions and payment of a fee equal to 1.0% of the outstanding balance of the Transamerica loan.

On June 11, 2019, we, through an indirect wholly owned subsidiary as borrower, entered into a credit agreement with State Farm Life Insurance Company, or State Farm. Proceeds of $17,600 obtained from the State Farm loan were used to repay outstanding balances under the Wells Fargo line of credit, thereby releasing Elston Plaza from the Wells Fargo line of credit. The State Farm loan is a secured, fully non-recourse loan with a term of seven years with no extension options. The State Farm loan carries a fixed interest rate of 3.89% with interest-only payments for the first 24 months of the term, then principal and interest payments for the remainder of the term, based upon a 30-year amortization schedule. The State Farm loan permits voluntary prepayment of the full amount of the State Farm loan at any time after the first 24 monthly payments have been made subject to payment of the applicable prepayment premium, which is (a) the greater of a yield maintenance calculation or 1.0% of the principal amount outstanding for prepayments occurring from months 25 through 48 of the term, or (b) 1.0% of the principal amount outstanding for prepayments occurring during months 49 through 60 of the term. The State Farm loan is prepayable at par during the last 24 months of the term. Additionally, the State Farm loan contains a one-time option to be assumed by a new borrower subject to satisfaction, in State Farm's sole discretion, of specified conditions and payment of a fee equal to 1.0% of the outstanding balance of the State Farm loan.

In the future, as our assets increase, it may not be commercially feasible or we may not be able to secure an adequate line of credit to fund acquisitions, redemptions or other needs. Moreover, actual availability may be reduced at any given time if the values of our real estate or our marketable securities portfolio decline.

Expense Payments by Our Advisor

In connection with our advisory agreement, RREEF America agreed to pay all of our organization and offering costs through January 3, 2013, and certain of our organization and offering costs through January 3, 2014, all of which were incurred on our behalf and which we refer to as the Deferred O&O. These costs amounted to $4,618. The total of the Deferred O&O was reimbursed to RREEF America on a pro rata basis over a 60-month period that began January 3, 2014 and with the final payment being made in December 2018.

Also pursuant to the advisory agreement, RREEF America is entitled to reimbursement of certain costs incurred by RREEF America or its affiliates. Costs eligible for reimbursement include most third-party operating expenses, salaries and related costs of its employees who perform services for us (but not those employees for which RREEF America earns a separate fee or those employees who are our executive officers) and travel related costs for its employees who incur such costs on our behalf. We will reimburse our advisor for all expenses paid or incurred by our advisor in connection with the services provided to us, subject to the limitations described below regarding the 2%/25% guidelines as defined in our advisory agreement. As of June 30, 2019, we owed $61 to our advisor for such costs.

On May 29, 2013, we entered into an expense support agreement with our advisor, which was amended and restated most recently on January 20, 2016, which we refer to as the expense support agreement. Pursuant to the terms of the expense support agreement, our advisor incurred expenses related to our operations in addition to the Deferred O&O, which we refer to as expense payments. As of December 31, 2015, our advisor had incurred $9,200 in expense payments, which was the maximum amount of expense payments allowed under the expense support agreement.

As the expense payment limit had been reached, pursuant to the expense support agreement, in January 2016 the reimbursement provisions were triggered. During the first quarter of 2016, we reimbursed $250 to our advisor under the expense support agreement. On April 25, 2016, we and our advisor entered into a letter agreement that amended certain provisions of the advisory agreement and the expense support agreement, which we refer to as the ESA letter agreement. The ESA letter agreement provides, in part, that our obligations to reimburse our advisor for expense payments under the expense support agreement are suspended until the first calendar month following the month in which we have reached $500,000 in offering proceeds from our offerings, which we refer to as the ESA commencement date. Since our inception through June 30, 2019, we raised $198,847 from the sale of shares of our common stock, including proceeds from our dividend reinvestment plan. We currently owe $8,950 to our advisor under the expense support agreement. Beginning the month following the ESA commencement date, we will make monthly reimbursement payments to our advisor in the amount of $417 for the first 12 months and $329 for the second 12 months, subject to monthly reimbursement payment limitations described in the ESA letter agreement. In addition, pursuant to the ESA letter agreement, if RREEF America is serving as our advisor at the time that we or our operating partnership undertakes a liquidation, our remaining obligations to reimburse our advisor for the unpaid monthly reimbursements under the expense support agreement shall be waived.

Limits on Expense Reimbursement

In all cases, reimbursement payments to our advisor will be subject to reduction as necessary in order to ensure that such reimbursement payment will not cause the aggregate organization and offering costs paid by us for an offering to exceed 15% of the gross proceeds from the sale of shares in such offering as of the date of the reimbursement payment, and such reimbursement payment will not adversely affect our ability to maintain our status as a REIT for federal tax purposes.

In addition to the reimbursement limitations for organization and offering costs, we are also limited in the amount of operating expenses that we may reimburse our advisor. Pursuant to our charter, we may reimburse our advisor, at the end of each fiscal quarter, for total operating expenses incurred by our advisor; provided, however, that we may not reimburse our advisor at the end of any fiscal quarter for total operating expenses (as defined in our charter) that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of our average invested assets or 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period (which we refer to as the 2%/25% guidelines) for such four-quarter period. Notwithstanding the foregoing, we may reimburse our advisor for expenses in excess of the 2%/25% guidelines if a majority of our independent directors determine that such excess expenses, which we refer to as an excess amount, are justified based on unusual and non-recurring factors. For the four fiscal quarters ended June 30, 2019, our total operating expenses (as defined in our charter) were $4,007, which did not exceed the amount prescribed by the 2%/25% guidelines.

Pursuant to the expense support agreement, the amount of the reimbursement payment paid in any calendar quarter will not be aggregated with our cumulative operating expenses for any four consecutive calendar quarters that includes the calendar quarter in which such reimbursement payment is paid, and instead the amount of the unreimbursed expense payments comprising such reimbursement payment will have previously been aggregated with our total operating expenses for the four calendar quarter periods ending with the calendar quarter in which such expense payment was originally incurred, which we refer to as prior 2%/25% periods. If an unreimbursed expense payment incurred during a prior 2%/25% period exceeded the 2%/25% guidelines for such prior 2%/25% period, the amount of such excess will only be reimbursed pursuant to the expense support agreement to the extent that our independent directors previously approved such excess with respect to the applicable prior 2%/25% period. Our independent directors approved the excess amount for every period of four consecutive quarters since we were first subject to this limitation for the four consecutive quarters ended June 30, 2014 through September 30, 2016. During the fiscal quarter ended March 31, 2017, our advisor reimbursed us for the excess amount related to the four fiscal quarters ended December 31, 2016. Our total operating expenses have not exceeded the 2%/25% guidelines for any four-quarter period ending after December 31, 2016.

We anticipate our offering and operating fees and expenses will include, among other things, the advisory fee that we pay to our advisor, the selling commissions, dealer manager and distribution fees we pay to the dealer manager, legal and audit expenses, federal and state filing fees, printing expenses, transfer agent fees, marketing and distribution expenses and fees related to appraising and managing our properties. We will not have any office or personnel expenses as we do not have any employees. Our advisor will incur certain of these expenses and fees, for which we may reimburse our advisor, subject to certain limitations. Additionally, our advisor may allocate to us out-of-pocket expenses in connection with providing services to us, including our allocable share of our advisor’s overhead, such as rent, utilities and personnel costs for personnel who are directly involved in the performance of services to us and are not our executive officers. Furthermore, our former dealer manager incurred certain bona fide offering expenses in connection with the distribution of our shares for which our former dealer manager was fully repaid in July 2016. Ultimately, total organization and offering costs incurred in a given offering will not exceed 15% of the gross proceeds from such offering. During our initial offering, our advisor paid on our behalf or reimbursed us for $3,975 in organization and offering costs and $5,229 in operating expenses. The total organization and offering costs paid by our advisor and the former dealer manager did not cause us to exceed the 15% limitation as of June 30, 2019 with respect to the initial offering. If, in future periods, the total organization and offering costs paid by our advisor and the dealer manager cause us to exceed the 15% limitation with respect to the initial offering, the excess would not be reflected on our consolidated balance sheet as of the end of such period. A similar limitation will apply to the total organization and offering costs incurred with respect to the follow-on offering. In such event, we may become obligated to reimburse all or a portion of this excess as we raise additional proceeds from our follow-on offering. As of June 30, 2019, our total organization and offering costs incurred with respect to the follow-on offering did not exceed the 15% limitation for the follow-on offering.

Other potential future sources of capital include secured or unsecured financings from banks or other lenders and proceeds from the sale of assets. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

Cash Flow Analysis

Cash flow provided by operating activities during the six months ended June 30, 2019 and 2018 was $2,493 and $2,349, respectively. The increase in cash flow from operating activities for the six months ended June 30, 2019 compared to the six months ended June 30, 2018 is due to additional operating cash flows from our 2018 acquisitions, offset by decreased operating cash flow at Anaheim Hills Office Plaza due to vacancies. These net increases were partially offset by higher debt service costs as a result of our higher average outstanding debt balances, as well as the 2018 one-time receipt for partial termination of the Gateway One Lending and Finance lease at Anaheim Hills Office Plaza, which increased the cash flow provided by operating activities in the 2018 period by approximately $400.

Cash flow used in investing activities during the six months ended June 30, 2019 and 2018 was $1,469 and $4,518, respectively. During the 2019 period, we paid approximately $1,181 on improvements to our real estate investments, primarily for tenant improvements at Anaheim Hills Office Plaza related to new leases. This compares to paid real estate improvements of only $39 in the 2018 period. During the 2019 period we did not invest additional capital into our real estate securities portfolio, however, during 2018, we invested an additional $3,800. In 2018 we made a $500 deposit for our acquisition of Miami Industrial, which closed in July 2018.

Cash flow used in financing activities was $585 for the six months ended June 30, 2019. We received proceeds of $26,192 in our offerings and paid $1,434 in offering costs. Cash distributions to stockholders paid during the six months ended June 30, 2019 were $2,064. Of the total distributions declared for the six months ended June 30, 2019, $1,794 was reinvested via our distribution reinvestment plan. Additionally, we processed redemptions during the six months ended June 30, 2019 that resulted in payments by us of $2,949, after deductions for any applicable 2% short-term trading discounts. We originated a $17,600 property specific loan from State Farm on Elston Plaza and used the proceeds along with proceeds from our offerings to repay $39,819 against our outstanding balance on the Wells Fargo line of credit. We also borrowed $2,200 from our Wells Fargo line of credit during 2019. Additionally, we made principal payments on the Hartford Loan of $126 which required monthly principal payments beginning in January 2019.

Cash flow provided by financing activities was $1,904 for the six months ended June 30, 2018. We received proceeds of $13,918 in our offerings and paid $1,778 in offering costs. Cash distributions to stockholders paid during the six months ended June 30, 2018 were $2,874. Of the total distributions declared for the six months ended June 30, 2018, $1,281 was reinvested via our distribution reinvestment plan. Additionally, we processed redemptions during the six months ended June 30, 2018 that resulted in payments by us of $3,550, after deductions for any applicable 2% short-term trading discounts. We also made net repayments of $4,600 against our outstanding balance on the Wells Fargo line of credit. Lastly, we amended and restated the Wells Fargo line of credit and in relation thereto paid $493 in financing costs.

Distributions

Our board of directors authorized and declared daily cash distributions for each quarter which were payable monthly for each share of Class A, Class I, Class T and Class D common stock outstanding. Shown below are details of the distributions:

	Three Months Ended		Six Months Ended June 30, 2019
	March 31, 2019	June 30, 2019
Distributions:
Declared daily distribution rate, before adjustment for class-specific fees	$0.00193545	$0.00195924
Distributions paid or payable in cash	$1,000	$1,105	$2,105
Distributions reinvested	841	954	1,795
Distributions declared	$1,841	$2,059	$3,900

Net Cash Provided by Operating Activities:	$789	$1,704	$2,493

Funds From Operations:	$4,083	2,098	$6,181

For the six months ended June 30, 2019, our distributions were covered 63.9% by cash flow from operations and 36.1% by borrowings. We expect that we will continue to pay distributions monthly in arrears. Any distributions not reinvested will be payable in cash, and there can be no assurances regarding the portion of the distributions that will be reinvested. We intend to fund distributions from cash generated by operations. However, we may fund distributions from borrowings under our line of credit, from the proceeds of our offering or any other source.

As discussed above under "Funds from Operations and Modified Funds from Operations," we adopted ASU 2016-01 effective January 1, 2018 which impacted our FFO by including within FFO, as defined by NAREIT, the net unrealized change in fair value of our investments in marketable securities. For the three and six months ended June 30, 2019, the net unrealized change in fair value of our investments in marketable securities was $189 and $2,355, respectively. Without this net unrealized change in fair value, our FFO for the three and six months ended June 30, 2019 would have been $1,909 and $3,826, respectively, which we refer to as FFO as adjusted, and which is presented above under "Funds from Operations and Modified Funds from Operations" for the three and six months ended June 30, 2019 and 2018.

The payment of distributions from sources other than cash flow from operations or FFO may be dilutive to our NAV per share because it may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Redemptions

For details on our redemptions, please see Note 9 to our consolidated financial statements contained within this Form 10-Q.

Critical Accounting Policies

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. We consider our critical accounting policies to be the policies that relate to the following concepts:

•Real Estate Investments and Lease Intangibles
•Revenue Recognition
•Organization and Offering Expenses

A complete description of such policies and our considerations is contained in Note 2 ("Summary of Significant Accounting Policies") to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, as supplemented by the most recent quarterly report on Form 10-Q. For the six months ended June 30, 2019, certain of our critical accounting policies were updated pursuant to adoption of certain Accounting Standards Updates, as further described in Note 2, Summary of Significant Accounting Policies, to this quarterly report on Form 10-Q.

Certain Accounting Pronouncements Effective in the Future

We refer you to Note 2, Summary of Significant Accounting Policies, in our consolidated financial statements for a discussion of the potential impact on us from certain accounting pronouncements that become effective in the future.

REIT Compliance and Income Taxes

We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code beginning with the year ended December 31, 2013, and we believe that we have operated in such a manner to continue to be taxed as a REIT for federal income tax purposes. In order to maintain our qualification as a REIT, we are required to, among other things, distribute as dividends at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to our stockholders and meet certain tests regarding the nature of our income and assets. If we qualify for taxation as a REIT, we generally will not be subject to federal income tax to the extent our income meets certain criteria and we distribute our REIT taxable income to our stockholders. Even if we qualify for taxation as a REIT, we may be subject to (1) certain state and local taxes on our income, property or net worth and (2) federal income and excise taxes on undistributed income, if any income remains undistributed. Many of these requirements are highly technical and complex. We will monitor the business and transactions that may potentially impact our REIT status. If we were to fail to meet these requirements, we could be subject to federal income tax on our taxable income at regular corporate rates. We would not be able to deduct distributions paid to stockholders in any year in which we fail to qualify as a REIT. We will also be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions.

Off Balance Sheet Arrangements

As of June 30, 2019, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
In connection with our line of credit, which has a variable interest rate, we are subject to market risk associated with changes in LIBOR. As of June 30, 2019, we had $47,000 outstanding under our Wells Fargo line of credit bearing interest at approximately 4.0%, representing approximately a 34.9% loan-to-cost ratio. At this balance, a change in the interest rate of 0.50% would result in a change in our interest expense of $235 per annum. In the future, we may be exposed to additional market risk associated with interest rate changes as a result of additional short-term debt, such as additional borrowings under our line of credit, and long-term debt, which, in either case, may be used to maintain liquidity, fund capital expenditures and expand our investment portfolio. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We intend to manage market risk associated with our variable-rate financing by assessing our interest rate cash flow risk through continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets.
We may be exposed to credit risk, which is the risk that the counterparty will fail to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk. We will seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties. We are not currently a party to any such derivative contracts.
We will be exposed to financial market risk with respect to our marketable securities portfolio. Financial market risk is the risk that we will incur economic losses due to adverse changes in equity security prices. Our exposure to changes in equity security prices is a result of our investment in these types of securities. Market prices are subject to fluctuation and, therefore, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market prices of a security may result from any number of factors, including perceived changes in the underlying fundamental characteristics of the issuer, the relative price of alternative investments, interest rates, default rates and general market conditions. In addition, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold. We do not currently engage in derivative or other hedging transactions to manage our security price risk. As of June 30, 2019, we owned marketable securities with a value of $17,627. While it is difficult to project what factors may affect the prices of equity securities and how much the effect might be, a 10% change in the value of the marketable securities we owned as of June 30, 2019 would result in a change of $1,763 to the unrealized gain on marketable securities.

ITEM 4. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
As required by Rules 13a-15(b) and 15d-15(b) of the Exchange Act, we, under the supervision and with the participation of our chief executive officer and chief financial officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures, as of June 30, 2019, were effective to ensure that information required to be disclosed by us in this Quarterly Report is recorded, processed, summarized and reported within the time periods specified by the rules and forms promulgated under the Exchange Act and is accumulated and communicated to management, including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosures.

Internal Control over Financial Reporting
No change occurred in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d -15(f) of the Exchange Act) during the three months ended June 30, 2019 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II
OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS
As of June 30, 2019, there were no material pending legal proceedings.
ITEM 1A. RISK FACTORS

We refer you to the risk factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 8, 2019. Since that filing, there have been no material changes to our risk factors.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Unregistered Sales of Equity Securities

On May 15, 2019, each of our then-current independent directors received a grant of 698 Class I shares of restricted stock pursuant to our independent directors compensation plan. The shares of Class I restricted stock were issued in transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act as they did not involve any public offering.

On June 25, 2019, we received $2,520 from the sale of 176,101 Class D shares of our common stock in our private offering, which represents a per share purchase price equal to our NAV per share of $14.31. The shares of common stock issued in the private offering were issued in transactions exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D promulgated under the Securities Act because the purchasers are accredited investors within the meaning of Regulation D under the Securities Act. The dealer manager also serves as the placement agent for the private offering. No commissions were paid with respect to this placement of shares in connection with the private offering.

Share Redemption Plan

On November 27, 2012 we adopted a share redemption plan whereby on a daily basis stockholders may request that we repurchase all or a portion of their shares of common stock. The redemption price per share is equal to our NAV per share of the class of shares being redeemed on the date of redemption. The total amount of redemptions in any calendar quarter will be limited to shares whose aggregate value (based on the redemption price per share on the date of the redemption) is equal to 5% of our combined NAV for all classes of shares as of the last day of the previous calendar quarter. In addition, if redemptions do not reach the 5% limit in a calendar quarter, the unused portion generally will be carried over to the next quarter and not any subsequent quarter, except that the maximum amount of redemptions during any quarter may never exceed 10% of the combined NAV for all classes of shares as of the last day of the previous calendar quarter. While there is no minimum holding period, shares redeemed within 365 days of an investor's initial date of purchase will be redeemed at our NAV per share of the class of shares being redeemed on the date of redemption, less a short-term trading discount equal to 2% of the gross proceeds otherwise payable with respect to the redemption. Our board of directors has the discretion to suspend or modify the share redemption plan at any time.

The following tables set forth information regarding our redemption of shares of our common stock by share class. The weighted average redemption prices are shown before allowing for any applicable 2% short-term trading discounts.

Three Months Ended June 30, 2019	Shares	Weighted Average Share Price
Class A	67,671	$14.24
Class I	17,720	14.32
Class T	3,334	14.27
Class D	—	—

We funded these redemptions with cash flow from operations, proceeds from our offerings or borrowings on our line of credit.

The following table sets forth information regarding redemptions of shares of our common stock by month. As of June 30, 2019, we had no unfulfilled redemption requests.

Period	Total Number of Shares Redeemed	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Pursuant to the Program (1)
April 1 - April 30, 2019	17,099	$14.28	17,099	(1)
May 1 - May 31, 2019	55,990	$14.25	55,990	(1)
June 1 - June 30, 2019	15,636	$14.27	15,636	(1)
(1) Redemptions are limited as described above.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

Exhibit No.	Description
31.1*	Certification of the Principal Executive Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of the Principal Financial Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*
Certification of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ W. Todd Henderson
Name:	W. Todd Henderson
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Eric M. Russell
Name:	Eric M. Russell
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Date: August 9, 2019

APPENDIX B: FORM OF SUBSCRIPTION AGREEMENT

RREEF Property Trust—Subscription Agreement

1	Investment

Amount of Subscription	State of Sale
Minimum Initial Investment is $2,500
Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks, ACH or Cash cannot be accepted.

Payment will be made with	☐ Enclosed Check (Personal or Cashiers)	☐ Funds Wired

2	Investment type
Please consult with your financial advisor and check one of the following options pertaining to the class of shares you intend to purchase. The Prospectus contains additional information regarding the share classes, including the different fees which are payable with respect to each class.

☐ Class A Shares	☐ Class I Shares	☐ Class T Shares

3	Account type - Check one box only

Non-Qualified Registration Types		Qualified Registration Types - IRA

☐ Individual (If TOD, attach application) ☐ Joint Tenant* (If TOD, attach application) ☐ Tenants in Common* ☐ Community Property* ☐ Trust** ☐ Non-Profit Organization** ☐ Estate	☐ UGMA: State of ☐ UTMA: State of ☐ Corporation** ☐ S-Corp ☐ C-Corp (Will default to S-Corp if nothing is marked) ☐ Partnership/LLC** ☐ Other (Specify)	☐ Traditional (Individual) IRA ☐ Simple IRA ☐ Beneficial IRA	☐ SEP IRA ☐ ROTH IRA ☐ Rollover IRA

Decedent’s name:
Qualified Registration Types - Employer Plans
		☐ Profit Sharing Plan**	☐ Pension Plan**
☐ KEOGH Plan**

*All parties must sign.	**
Please attach pages of trust/plan document (or Articles of Incorporation) which lists the names of trust/plan, trustees, signatures and date. The Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents.

For Non-Qualified Custodial Accounts and All Qualified Accounts, please complete Section 5

4	Individual or Joint account and IRA
For joint accounts, the Social Security number of the primary account owner will be used for IRS reporting.

Name of Primary Account Owner	Social Security Number	Date of Birth – MM/DD/YYYY
Residential Address (P.O. Box not acceptable)	City	State	ZIP
Mailing Address (if different)	City	State	ZIP
Daytime Phone Number Extension	E-mail Address

☐ US Citizen	☐ Resident alien If resident alien, please provide country of citizenship:
Select one:    ☐   Employed    ☐   Not-employed    ☐   Retired

4	Individual or Joint account and IRA, continued

Occupation	Name of Employer

Address of Employer	City	State	ZIP

If you checked not-employed or retired, please provide source of income:

Name of Second Joint Owner (if any)	Social Security Number	Date of Birth – MM/DD/YYYY
US Residential Address (P.O. Box not acceptable)	City	State	ZIP

☐ US Citizen	☐ Resident alien If resident alien, please provide country of citizenship:
Select one:    ☐  Employed     ☐  Not-employed    ☐  Retired

Occupation	Name of Employer

Address of Employer	City	State	ZIP

If you checked not-employed or retired, please provide source of income:
Please attach a separate sheet with the above information for each additional owner.

4a.	Entity account
Legal documentation proving the existence of the entity must be presented when establishing one of these account types. (Articles of Incorporation, Trust or Plan document.)
For a trust or business account, is the entity engaged in internet gambling or supporting companies engaged in internet gambling?
* Select one:    ☐  Yes    ☐  No

If yes, please explain:

Name of Legal Entity	Social Security Number	OR	Tax ID Number

Street Address of Legal Entity (P.O. Box not acceptable)	City	State	ZIP

Mailing Address (if different)	City	State	ZIP

Daytime Phone Number	Extension	E-mail Address

Date of Trust Agreement (for trusts only) – MM/DD/YYYY

4a.	Entity account, continued

Name of Trustee/Authorized Signer		Social Security Number of Trustee/Authorized Signer	Date of Birth – MM/DD/YYYY
US Residential Address (P.O. Box not acceptable)		City	State	ZIP
Mailing Address (if different)		City	State	ZIP
Daytime Phone Number	Extension	E-mail Address

☐ US Citizen	☐ Resident alien If resident alien, please provide country of citizenship:

Name of co-trustee/Authorized Signer		Social Security Number of Co-Trustee/Authorized Signer	Date of Birth – MM/DD/YYYY
US Residential Address (P.O. Box not acceptable)		City	State	ZIP
Mailing Address (if different)		City	State	ZIP
Daytime Phone Number	Extension	E-mail Address

☐ US Citizen	☐ Resident alien If resident alien, please provide country of citizenship:

For a Trust Account
☐  Check here if the grantor/settlor is the same as the trustee

For Trust Accounts, Name of Grantor/Settlor (if different from Trustee)	Social Security Number of Grantor/Settlor	Date of Birth – MM/DD/YYYY
US Residential Address (P.O. Box not acceptable)	City	State	ZIP

☐ US Citizen	☐ Resident alien If resident alien, please provide country of citizenship:
Please attach a separate sheet with the above information for each additional trustee, grantor/settlor, or authorized signer.

For a Business Account (Ex: Corporation, Partnership, etc.)

Please provide the industry in which the legal entity operates:
For business accounts, please provide a listing of all ultimate beneficial owners or controlling parties which have an interest equal to or greater than 25% (If there are none, write “none” above name or leave blank)

4a.	Entity account, continued

Name	Social Security Number	Date of Birth – MM/DD/YYYY
Street Address of Legal Entity (P.O. Box not acceptable)	City	State	ZIP

☐ US Citizen	☐ Resident alien If resident alien, please provide country of citizenship:

Name	Social Security Number	Date of Birth – MM/DD/YYYY
Street Address of Legal Entity (P.O. Box not acceptable)	City	State	ZIP

☐ US Citizen	☐ Resident alien If resident alien, please provide country of citizenship:
Please attach a separate sheet with the above information for each additional ultimate beneficial owner.

4b.	UGMA/UTMA Account
If the minor’s Social Security number has been applied for, but not yet received, please include a copy of the Social Security card application (Form-SS5). Unless you indicate otherwise, the account will follow the UGMA/UTMA rules for the minor’s state.

Name of Minor	Social Security Number	Date of Birth of Minor – MM/DD/YYYY
Street Address (P.O. Box not acceptable)	City	State	ZIP

☐ US Citizen	☐ Resident alien If resident alien, please provide country of citizenship:

Name of Custodian	Social Security Number of Custodian	Date of Birth of Custodian – MM/DD/YYYY
US Residential Address (P.O. Box not acceptable)	City	State	ZIP
Mailing Address (if different)	City	State	ZIP
Daytime Phone Number Extension	E-mail Address

☐ US Citizen	☐ Resident alien If resident alien, please provide country of citizenship:
Select one:    ☐  Employed    ☐  Not-employed     ☐  Retired

Occupation	Name of Employer

Address of Employer	City	State	ZIP

If you checked not-employed or retired, please provide source of income:

4c.	Employer Sponsored Retirement/Savings plan
Custodian/Trustee

Name of Custodian/Trustee	Tax ID Number
US Business Address	City	State	ZIP
Mailing Address (if different)	City	State	ZIP
Daytime Phone Number Extension	E-mail Address

4c.	Employer Sponsored Retirement/Savings plan (continued)

Participant/Employee

Name of Participant/Employee	Social Security Number	Date of Birth – MM/DD/YYYY
Residential Address (P.O. Box not acceptable)	City	State	ZIP

☐ US Citizen	☐ Resident alien If resident alien, please provide country of citizenship:

Occupation	Name of Employer

Address of Employer	City	State	ZIP

If you checked not-employed or retired, please provide source of income:

5	Third party custodian/ Trustee information

Applies to ALL retirement accounts. Also applies to non-retirement accounts that have elected to use a third party custodian.

Make checks payable to the custodian and send ALL paperwork directly to the custodian. The custodian is responsible for sending payments pursuant to the instructions as set forth below.

Custodian/Trustee Name
Custodian/Trustee Address 1
Custodian/Trustee Address 2
Custodian/Trustee City	State	ZIP
Custodian/Trustee Telephone Number	Custodian/Trustee Tax Identification Number
Investor’s Account Number with Custodian/Trustee
Important Note About Proxy Voting: By signing this subscription agreement, investor authorizes the Custodian/Trustee to vote the number of shares of common stock of RREEF Property Trust, Inc. that are beneficially owned by the investor as reflected on the records of RREEF Property Trust, Inc. as of the applicable record date at any meeting of the shareholders of RREEF Property Trust, Inc. This authorization shall remain in place until revoked in writing by investor. RREEF Property Trust, Inc. is hereby authorized to notify the Custodian/Trustee of his or her right to vote consistent with this authorization.

6	Distribution information (Choose one or more of the following options)

If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations must equal 100%.

If you do not complete this section, distributions will be paid to the registered owner at the address in Section 4-4c. IRA accounts may not direct distributions without the custodian’s approval.

If you elect to participate in the Distribution Reinvestment Plan, you are requested to promptly provide written notification to RREEF Property Trust, Inc., c/o DST Systems, Inc., 430 W. 7th Street, Suite 219985, Kansas City, MO 64105, if at any time you experience a material change in your financial condition, including the failure to meet the income and net worth standards imposed by your state of residence and as set forth in the Prospectus and this Subscription Agreement relating to such investment. This request in no way shifts the responsibility of RREEF Property Trust, Inc.’s sponsor, or any other person selling shares on behalf of RREEF Property Trust, Inc. to you, to make every reasonable effort to determine that the purchase of RREEF Property Trust, Inc.’s shares is a suitable and appropriate investment based on information provided by you.

% of Distribution
☐	I prefer to participate in the Distribution Reinvestment Plan, as described in the Prospectus.

☐	Send distributions via check to the investor’s home address (or for all accounts with a custodian to the address listed in Section 5)

☐	Send distributions via check to the alternate payee listed here (not available for custodial held accounts without the custodian’s approval)

Name
Address
City State	ZIP
Account Number

☐ Direct Deposit (Attach Voided Check) I authorize RREEF Property Trust, Inc. or its agent to deposit my distributions in the checking or savings account identified below. This authority will remain in force until I notify RREEF Property Trust, Inc. in writing to cancel it. In the event that RREEF Property Trust, Inc. deposits funds erroneously into my account, RREEF Property Trust, Inc. is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. (not available for custodial held accounts without the custodian’s approval)

☐ Checking
Financial Institution Name	% of Distribution	☐ Savings
ABA/ Routing Number	Account Number

7	Broker-dealer and financial advisor information

Broker-Dealer Name
Financial Advisor Name		Rep Number
Financial Advisor’s Firm Name		Branch ID
Financial Advisor’s Address
Financial Advisor’s City	State	ZIP
Financial Advisor’s Phone	Financial Advisor’s Fax Number	Financial Advisor’s E-mail Address

7	Broker-dealer and financial advisor information, continued

This Subscription was made as follows:
☐ ☐	Through a participating Broker-Dealer Through a participating RIA unaffiliated with a participating Broker-Dealer	☐	Shares are being purchased net of up-front commissions (Class A shares and Class T shares only)
☐	Volume Discount**: The subscriber is a qualifying purchaser and may combine this purchase for the purpose of qualifying for a volume discount. (Class A shares or Class T shares only)

Account to be combined with:

Investor Name

Account Number

SSN/TIN

** Any combination request will be subject to our verification that the subscriptions to be combined are made by a single qualifying purchaser. Please see “Volume Discounts” section of the prospectus for further information on volume discount qualifications.

Based on the information I obtained from the subscriber regarding the subscriber’s financial situation and investment objectives, I hereby certify to RREEF Property Trust, Inc. that I have reasonable grounds for believing that the purchase of the shares by the subscriber is a suitable and appropriate investment for this subscriber.

Signature of Financial Advisor	Date
Branch Manager Signature (If required by Broker-Dealer)	Date

8	Electronic delivery (Optional)

Instead of receiving paper copies of this Prospectus, Prospectus supplements, annual reports, proxy statements, and other shareholder communications and reports, you may elect to receive electronic delivery of shareholder communications from RREEF Property Trust, Inc. If you would like to consent to electronic delivery, including pursuant to CD-ROM or electronic mail, please sign and return this election with your Subscription Agreement.

By signing below, I acknowledge and agree that I will not receive paper copies of any shareholder communications unless (i) I notify RREEF Property Trust, Inc. that I am revoking this election with respect to all shareholder communications or (ii) I specifically request that RREEF Property Trust, Inc. send a paper copy of a particular shareholder communication to me. RREEF Property Trust, Inc. has advised me that I have the right to revoke this election at any time and receive all shareholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any shareholder communication.

By electing electronic delivery, I understand that I may incur certain costs associated with spending time online and downloading and printing shareholder communications and I may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outages that could impair my timely receipt of or access to shareholder communications.

Signature of Investor	Date
Signature of Joint Investor	Date
E-mail (If blank - email from Section 4-4c will be used)

9	Subscriber signatures
Please separately initial each of the representations below. Except in the case of fiduciary, you may not grant any person or power of attorney to make such representations on your behalf. I hereby acknowledge and/or represent the following:

9	Subscriber signatures (continued)

Owner	Co-Owner
I have received the final Prospectus of RREEF Property Trust, Inc. at least five business days before signing the Subscription Agreement. In addition, I acknowledge that after the end of each business day, I can access the NAV per share for each class of shares through RREEF Property Trust, Inc.’s website and toll-free automated telephone line.

Owner	Co-Owner
I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.”

Owner	Co-Owner
In addition, I am either (i) an accredited investor, as defined in Regulation D of the Securities Act of 1933, as amended, or (ii) with this purchase of shares of RREEF Property Trust, Inc. not more than 10% of my net worth will be invested in shares of RREEF Property Trust, Inc., with net worth being defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Owner	Co-Owner	I acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.

Owner	Co-Owner	I am purchasing the shares for the account referenced above.

Owner	Co-Owner
I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.

Owner	Co-Owner	Alabama: Alabama investors may not invest more than 10% of their liquid net worth in us and our non-listed affiliates.

Owner	Co-Owner
Idaho: Each Idaho investor must have either a liquid net worth of at least $300,000, or an annual income of $85,000 and a net worth of $85,000. In addition, each investor’s total investment in RREEF Property Trust, Inc. must not exceed 10% of the investor’s liquid net worth. Liquid net worth is the portion of the investor’s net worth that is cash, cash equivalents and readily marketable securities.

Owner	Co-Owner
Iowa: In addition to the general suitability standards, an Iowa investor’s aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) may not exceed 10% of the investor’s liquid net worth. Liquid net worth is the portion of the investor’s net worth that is cash, cash equivalents and readily marketable securities. Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing investment concentration limit.

Owner	Co-Owner
Kansas: It is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in the securities of RREEF Property Trust, Inc. and other non-traded real estate investment trusts to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Owner	Co-Owner
Kentucky: A Kentucky resident must not invest more than 10% of his or her liquid net worth (cash, cash equivalents and readily marketable securities) in the shares of RREEF Property Trust or in the shares of RREEF Property Trust’s affiliated non-publicly traded real estate investment trusts.

Owner	Co-Owner	Massachusetts: Massachusetts investors may not invest, in the aggregate, more than 10% of the investor’s liquid net worth in this program and other direct participation programs.

Owner	Co-Owner
Nebraska: For purchasers residing in Nebraska that are not “accredited investors” within the meaning of the Federal Securities laws, the purchaser’s total investment in RREEF Property Trust, Inc. and other non-traded REITs may not exceed 10% of the purchaser’s net worth (exclusive of home, home furnishings and automobiles).

Owner	Co-Owner
New Jersey: New Jersey investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalent and readily marketable securities. In addition, a New Jersey investor’s investment in us, our affiliates and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.
New Jersey investors are advised that the Class A and Class T shares will, with limited exceptions, be subject to upfront selling commissions of up to 3.00% and, with respect to the Class T shares only, upfront dealer manager fees of up to 2.50%, which will reduce the amount of the purchase price that is available for investment and which will cause the per share purchase price to be greater than the estimated value per share that will be reflected on the account statement.

9	Subscriber signatures (continued)

New Jersey investors are also advised that RREEF Property Trust, Inc. will pay annual dealer manager and distribution fees of 0.55% and 0.50%, respectively, with respect to the Class A shares; an annual dealer manager fee of 0.55% with respect to the Class I shares; and an annual distribution fee of 1.0% per share with respect to Class T shares.
All such fees will be based on the total NAV per share for the respective class of shares on which they are charged, and all such fees will be accrued daily and incorporated into the estimated net asset value per share for the respective class of shares on which they are charged. The annual dealer manager and distribution fees will reduce the amount of distributions that are paid with respect to Class A, Class I and Class T shares.

Owner	Co-Owner
New Mexico: In addition to the general suitability standards listed above, a New Mexico investor may not invest, and we may not accept from an investor more than ten percent (10%) of that investor’s liquid net worth in shares of us, our affiliates, and in other non-traded real estate investment trusts. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents, and readily marketable securities.

Owner	Co-Owner
Ohio: An Ohio investor shall not invest more than 10% of his or her liquid net worth in RREEF Property Trust, Inc. affiliates of RREEF Property Trust, Inc. and in any other non-traded real estate investment programs. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Owner	Co-Owner	Oregon: Oregon investors may not invest more than 10% of their liquid net worth in us.

Owner	Co-Owner	Pennsylvania: A Pennsylvania investor may not invest more than 10% of the investors' net worth in our shares.

Owner	Co-Owner
Puerto Rico: Purchasers residing in Puerto Rico may not invest more than 10% of their liquid net worth in us, our affiliates, and in other non-traded REITs. For purposes of Puerto Rico’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY OR ANY OTHER DELIVERY METHOD. IF MY SUBSCRIPTION IS ACCEPTED, RREEF PROPERTY TRUST, INC. WILL SEND ME CONFIRMATION OF MY PURCHASE AFTER I HAVE BEEN ADMITTED AS A SHAREHOLDER.

Substitute IRS Form W-9 (required for U.S. investors only): I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Subscription Agreement is my correct taxpayer identification number, (ii) unless the box below is checked, I am not subject to backup withholding because a) I am exempt from backup withholding; or b) the Internal Revenue Service (IRS) has not notified me that I am subject to backup withholding as a result of failure to report all interest or dividends; or c) the IRS has notified me that I am no longer subject to backup withholding; and (iii) I am a U.S. citizen or other U.S. person.

☐	Please check this box only if you are subject to backup withholding. Please include a copy of the notification letter you received from the IRS.
The Internal Revenue Service does not require your consent to any provision of this document other than the certifications to avoid backup withholding.

Signature of Investor	Date
Signature of Joint Investor or for Qualified Plans, of Trustee/Custodian	Date
The Subscription Agreement, together with a check made payable to “RREEF Property Trust, Inc.” for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

Regular Mail	Overnight Mail	Subscription Agreements	Payment may be wired to:
Investment Processing Department	Investment Processing Department	may be faxed to: (844) 616-8637	RREEF Property Trust, Inc. UMB Bank, N.A.
c/o DST Systems, Inc.	c/o DST Systems, Inc.		1010 Grand Boulevard, 4th Floor
P.O. Box 219985	430 W. 7th Street Suite 219985		Kansas City, MO 64106
Kansas City, MO 64121- 9985	Kansas City, MO 64105		ABA #: 101000695
Toll Free: (855) 285-0508	Toll Free: (855) 285-0508		Account #: 9872012755
FAO: (Include Account Title)
The brand DWS represents DWS Group GmbH & Co. KGaA and any of its subsidiaries such as DWS Distributors, Inc. which offers investment products or DWS Investment Management Americas Inc. and RREEF America L.L.C. which offer advisory services.

DWS Distributors, Inc.
222 South Riverside Plaza Chicago, IL 60606-5808
www.dws.com service@dws.com
Tel (800) 621-1148
© 2019 DWS Group GmbH & Co. KGaA. All rights reserved. (8/19) RPT-SAFORM-US

Investor Instructions — Not Required to Be Returned with Subscription Agreement

1	Investment
PLEASE NOTE: We do not accept money orders, traveler’s checks, starter checks, foreign checks, counter checks, third-party checks, ACH or cash.
Generally, you must initially invest at least $2,500 in our shares to be eligible to participate in this offering. In order to satisfy this minimum purchase requirement, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Code. If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in increments of $500. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to our distribution reinvestment plan.

2	Investment type
Please check the appropriate box to indicate the class of shares you intend to purchase.

3	Account type—Check one box only
Please check the appropriate box to indicate the account type of the subscription.

4	Individual or Joint account and IRA
To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or person(s) authorized to effect transactions in an account. When you open an account, we will ask for your name, address, date of birth and other information that will allow us to identify you. Some or all of this information will be used to verify the identity of all persons opening an account.
You must include a permanent street address even if your mailing address is a P.O. Box. If the investment is to be held by joint owners you must provide the requested investor information for each joint owner.
Enter the name(s), mailing address and telephone numbers of the registered owner of the investment.
All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 9, you are certifying that this number is correct.

4a	Entity account
If you are establishing an account for a legal entity, please provide the most recent versions of the documents listed below. RREEF Property Trust, Inc. reserves the right to require additional documents on future transactions. Please note this is not an all inclusive list of documents.
Please Note: You must indicate if the Account is engaged in internet gambling or supports companies engaged in internet gambling.
You must include a permanent street address even if your mailing address is a P.O. Box. Please be sure to indicate the country of citizenship for all resident aliens.
Enter the name(s), SSN, mailing address and telephone numbers of all trustee/guardian/conservator/authorized signer(s).
For Trust Accounts, please attach a separate sheet with the requested information for each additional trustee, grantor/ settlor, or authorized signer.

4a	Entity account (continued)
For Business Accounts, please attach a separate sheet with the requested information for each additional ultimate beneficial owner.
Trust: Trust document (copy of the portion(s) of the trust document that shows the name of the trust, date of the trust, and the trustee name(s)) or certificate/ affidavit of trust
Corporation: Articles of incorporation, certificate of incumbency or corporate by-laws
Financial institution regulated by a federal regulator: Registration certificate
Guardianship/conservatorship: Appointment of guardian/conservator certified within 60 days
Partnership or sole proprietorship: Most recent agreement or documentation showing the existence of a partnership or sole proprietorship
Estate: Appointment of executor(trix) certified within 60 days
Bank regulated by a state bank regulator: Registration certificate
Publicly traded company: (Please provide company’s CUSIP number)
Retirement plan under ERISA: Copy of plan document (If each participant is to have a separate account for the contributions, call us for special forms)

4b	UGMA/UTMA Account
Complete this section for UGMA/UTMA accounts.
If the minor’s Social Security number has been applied for, but not yet received, please include a copy of the Social Security card application (Form-SS5). Unless you indicate otherwise, the account will follow the UGMA/UTMA rules for the minor’s state.

4c	Employer Sponsored Retirement/Savings plan
Complete this section for Retirement/Savings Plan accounts.

5	Third party custodian/Trustee information
Complete this section if the registered owner of the investment will be a Custodian Plan or Trust.
Make checks payable to the custodian and send ALL paperwork directly to the custodian. The custodian is responsible for sending payments pursuant to the instructions as set forth below.
If you wish to purchase shares through an IRA, and need an IRA account, First Trust Retirement has agreed to serve as IRA custodian for such purpose. RREEF Property Trust, Inc. will pay the first-year annual IRA maintenance fees of such accounts with First Trust Retirement. Thereafter, investors will be responsible for the annual IRA maintenance fees. A separate IRA Application from First Trust Retirement must be completed and can be found in the RREEF Property Trust Combined/Traditional Roth Package. Further information about custodial services is also available through your broker or our dealer manager.

6	Distribution information (Choose one or more of the following options)
PLEASE NOTE: If you elect to participate in the Distribution Reinvestment Plan, you are requested to promptly notify RREEF Property Trust, Inc. in writing if at any time you experience a material change in your financial condition, including the failure to meet the income and net worth standards imposed by your state of residence and as set forth in the Prospectus and this Subscription Agreement relating to such investment. This request in no way shifts the responsibility of RREEF Property Trust, Inc.’s sponsor, or any other person selling shares on behalf of RREEF Property Trust, Inc. to you, to make every reasonable effort to determine that the purchase of RREEF Property Trust, Inc.’s shares is a suitable and appropriate investment based on information provided by you.
Complete this section to enroll in the Distribution Reinvestment Plan, to elect to receive distributions by direct deposit and/ or to elect to receive distributions by check. If you elect direct deposit, you must attach a voided check with this completed Subscription Agreement. If you choose to enroll in the DRP, all of your distributions will be reinvested through the Distribution Reinvestment Plan. (If you do not complete this section, distributions

6	Distribution information (Choose one or more of the following options) (continued)
will be paid to the registered owner at the address in Section 4-4c. IRA accounts may not direct distributions without the custodian’s approval).

7	Broker-dealer and financial advisor information
PLEASE NOTE: The Broker-Dealer or Financial Advisor must complete and sign this section of the Subscription Agreement. All Fields are Mandatory.
Required Representations: By signing Section 7, the Financial Advisor confirms on behalf of the Broker-Dealer that he or she:

•	has reasonable grounds to believe the information and representations concerning the investor identified herein are true, correct, and complete in all respects;

•	has discussed the investor’s prospective purchase of shares with such investor;

•
has advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares and other fundamental risks related to the investment in the shares, the restrictions on transfer of the shares and the risk that the investor could lose his or her entire investment in the shares;

•	has delivered to the investor the Prospectus required to be delivered in connection with this subscription;

•	has reasonable grounds to believe the investor is purchasing these shares for the account referenced in Sections 4-4c, and

•
has reasonable grounds to believe the purchase of shares is a suitable investment for such investor, and such investor meets the suitability standards applicable to the investor set forth in the Prospectus and such investor is in a financial position to enable the investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

In addition, the Financial Advisor of the Broker-Dealer represents that he or she and the Broker-Dealer, (i) are duly licensed and may lawfully offer and sell the shares in the state where the investment was made and in the state designated as the investor’s legal residence in Section 4-4c; and (ii) agree to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years.

8	Electronic delivery (Optional)
Instead of receiving paper copies of this Prospectus, our Prospectus supplements, annual reports, proxy statements, and other shareholder communications and reports, you may elect to receive electronic delivery of shareholder communications from RREEF Property Trust, Inc. If you would like to consent to electronic delivery, including pursuant to CD-ROM or electronic mail, please sign and return this election with your Subscription Agreement.

By signing the Subscription Agreement in Section 8, you acknowledge and agree that you will not receive paper copies of any shareholder communications unless (i) you notify RREEF Property Trust, Inc. that you are revoking this election with respect to all stockholder communications or (ii) you specifically request that RREEF Property Trust, Inc. send a paper copy of a particular shareholder communication to you. RREEF Property Trust, Inc. has advised you that you have the right to revoke this election at any time and receive all shareholder communications as paper copies through the mail. You also understand that you have the right to request a paper copy of any shareholder communication. By electing electronic delivery, you understand that you may incur certain costs associated with spending time online and downloading and printing shareholder communications and you may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outages that could impair your timely receipt of or access to shareholder communications.

9	Subscriber signatures
Please separately initial each of the representations in paragraphs (1) through (6) and any other applicable paragraph. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.
Please refer to the Prospectus under “Suitability Standards” to verify that you meet the minimum suitability standards imposed by the state of your primary residence.
We may also ask to see other identifying documents. If you do not provide the information, we may not be able to open your account.
By signing this Subscription Agreement, you agree to provide the information in Section 9 of the agreement and confirm the information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to establish your account.
The brand DWS represents DWS Group GmbH & Co. KGaA and any of its subsidiaries such as DWS Distributors, Inc. which offers investment products or DWS Investment Management Americas Inc. and RREEF America L.L.C. which offer advisory services.
DWS Distributors, Inc.
222 South Riverside Plaza Chicago, IL 60606-5808
www.dws.com service@dws.com
Tel (800) 621-1148

 © 2019 DWS Group GmbH & Co. KGaA. All rights reserved. (8/19) RPT-SAFORM-US

APPENDIX C: FORM OF ADDITIONAL SUBSCRIPTION AGREEMENT
 RREEF Property Trust — Additional Subscription Agreement
This form may be used by any current investor in RREEF Property Trust, Inc. (RPT) who desires to purchase additional shares of RREEF Property Trust, Inc. Investors who acquired shares through a transfer of ownership or transfer upon death and wish to make additional investments must complete the RREEF Property Trust, Inc. Subscription Agreement.

1	Investment information

Account Number

2	Investment Type

Amount of Subscription	State of Sale
Minimum additional investment is $500 for RPT.
Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks, ACH or Cash cannot be accepted.

Payment will be made with:	☐ Enclosed Check (Personal or Cashiers)	☐ Funds Wired

This Subscription was made as follows:
☐ ☐	Through a participating Broker-Dealer Through a participating RIA unaffiliated with a participating Broker-Dealer	☐	Shares are being purchased net of up-front commissions (Class A shares and Class T shares only)
☐	Volume Discount[1]: The subscriber is a qualifying purchaser and may combine this purchase for the purpose of qualifying for a volume discount. (Class A shares or Class T shares only)

Account to be combined with:

Investor Name
Account Number
SSN / TIN

1
Any combination request will be subject to our verification that the subscriptions to be combined are made by a single qualifying purchaser. Please see “Volume Discounts” section of the prospectus for further information on volume discount qualifications.

3	Investor information - SSN or TIN required
Account title if an entity, trust or qualified account

Title Line 1
Title Line 2

Primary SSN/TIN	Secondary SSN/TIN

Primary Investor/Authorized Signer for individual account, trustee, officer, other authorized signer
Secondary Investor/Authorized Signer for additional account holder, trustee, officer, other authorized signer

Primary Investor/Authorized Signer	SSN/TIN	DOB

Secondary Investor/Authorized Signer	SSN/TIN	DOB
Please indicate if mailing address has changed since initial investment in RREEF Property Trust                ☐  Yes    ☐  No
If “yes”, please print new address below:

Street Address
City	State	Zip

4	Broker-Dealer and financial advisor information

Broker-Dealer Name

Financial Advisor Name	Rep Number

Financial Advisor’s Firm Name	Branch ID

Financial Advisor’s Address

Financial Advisor’s City	State	ZIP

Financial Advisor’s Phone	Financial Advisor’s Fax Number

Financial Advisor’s E-mail Address
Based on the information I obtained from the subscriber regarding the subscriber’s financial situation and investment objectives, I hereby certify to RREEF Property Trust, Inc. that I have reasonable grounds for believing that the purchase of the shares by the subscriber is a suitable and appropriate investment for this subscriber.

Signature of Financial Advisor	Date
Branch Manager Signature (If required by Broker-Dealer)	Date

5	Subscriber signatures
Please separately initial each of the representations below. Except in the case of fiduciary, you may not grant any person or power of attorney to make such representations on your behalf. I hereby acknowledge and/or represent the following:

Owner	Co-Owner
I have received the final Prospectus of RREEF Property Trust, Inc. at least five business days before signing the Subscription Agreement. In addition, I acknowledge that after the end of each business day, I can access the NAV per share for each class of shares through RREEF Property Trust, Inc.’s website and toll-free automated telephone line.

Owner	Co-Owner
I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.”

Owner	Co-Owner
In addition, I am either (i) an accredited investor, as defined in Regulation D of the Securities Act of 1933, as amended, or (ii) with this purchase of shares of RREEF Property Trust, Inc. not more than 10% of my net worth will be invested in shares of RREEF Property Trust, Inc., with net worth being defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Owner	Co-Owner	I acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.

Owner	Co-Owner	I am purchasing the shares for the account referenced above.

Owner	Co-Owner
I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.

Owner	Co-Owner	Alabama: Alabama investors may not invest more than 10% of their liquid net worth in us and our non-listed affiliates.

Owner	Co-Owner
Idaho: Each Idaho investor must have either a liquid net worth of at least $300,000, or an annual income of $85,000 and a net worth of $85,000. In addition, each investor’s total investment in RREEF Property Trust, Inc. must not exceed 10% of the investor’s liquid net worth. Liquid net worth is the portion of the investor’s net worth that is cash, cash equivalents and readily marketable securities.

Owner	Co-Owner
Iowa: In addition to the general suitability standards, an Iowa investor’s aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) may not exceed 10% of the investor’s liquid net worth. Liquid net worth is the portion of the investor’s net worth that is cash, cash equivalents and readily marketable securities. Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing investment concentration limit.

Owner	Co-Owner
Kansas: It is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in the securities of RREEF Property Trust, Inc. and other non-traded real estate investment trusts to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Owner	Co-Owner
Kentucky: A Kentucky resident must not invest more than 10% of his or her liquid net worth (cash, cash equivalents and readily marketable securities) in the shares of RREEF Property Trust or in the shares of RREEF Property Trust’s affiliated non-publicly traded real estate investment trusts.

Owner	Co-Owner	Massachusetts: Massachusetts investors may not invest, in the aggregate, more than 10% of the investor’s liquid net worth in this program and other direct participation programs.

Owner	Co-Owner
Nebraska: For purchasers residing in Nebraska that are not “accredited investors” within the meaning of the Federal Securities laws, the purchaser’s total investment in RREEF Property Trust, Inc. and other non-traded REITs may not exceed 10% of the purchaser’s net worth (exclusive of home, home furnishings and automobiles).

5	Subscriber signatures (continued)

Owner	Co-Owner
New Jersey: New Jersey investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalent and readily marketable securities. In addition, a New Jersey investor’s investment in us, our affiliates and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.

New Jersey investors are advised that the Class A and Class T shares will, with limited exceptions, be subject to upfront selling commissions of up to 3.00% and, with respect to the Class T shares only, upfront dealer manager fees of up to 2.50%, which will reduce the amount of the purchase price that is available for investment and which will cause the per share purchase price to be greater than the estimated value per share that will be reflected on the account statement.

New Jersey investors are also advised that RREEF Property Trust, Inc. will pay annual dealer manager and distribution fees of 0.55% and 0.50%, respectively, with respect to the Class A shares; an annual dealer manager fee of 0.55% with respect to the Class I shares; and an annual distribution fee of 1.0% per share with respect to Class T shares. All such fees will be based on the total NAV per share for the respective class of shares on which they are charged, and all such fees will be accrued daily and incorporated into the estimated net asset value per share for the respective class of shares on which they are charged. The annual dealer manager and distribution fees will reduce the amount of distributions that are paid with respect to Class A, Class I and Class T shares.

Owner	Co-Owner
New Mexico: In addition to the general suitability standards listed above, a New Mexico investor may not invest, and we may not accept from an investor more than ten percent (10%) of that investor’s liquid net worth in shares of us, our affiliates, and in other non-traded real estate investment trusts. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents, and readily marketable securities.

Owner	Co-Owner
Ohio: An Ohio investor shall not invest more than 10% of his or her liquid net worth in RREEF Property Trust, Inc., affiliates of RREEF Property Trust, Inc., and in any other non-traded real estate investment programs. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Owner	Co-Owner	Oregon: Oregon investors may not invest more than 10% of their liquid net worth in us.

Owner	Co-Owner	Pennsylvania: A Pennsylvania investor may not invest more than 10% of the investors' net worth in our shares.

Owner	Co-Owner
Puerto Rico: Purchasers residing in Puerto Rico may not invest more than 10% of their liquid net worth in us, our affiliates, and in other non-traded REITs. For purposes of Puerto Rico’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY OR ANY OTHER DELIVERY METHOD. IF MY SUBSCRIPTION IS ACCEPTED, RREEF PROPERTY TRUST, INC. WILL SEND ME CONFIRMATION OF MY PURCHASE AFTER I HAVE BEEN ADMITTED AS A STOCKHOLDER.
Substitute IRS Form W-9 (required for U.S. investors only): I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Subscription Agreement is my correct taxpayer identification number, (ii) unless the box below is checked, I am not subject to backup withholding because a) I am exempt from backup withholding; or b) the Internal Revenue Service (IRS) has not notified me that I am subject to backup withholding as a result of failure to report all interest or dividends; or c) the IRS has notified me that I am no longer subject to backup withholding; and (iii) I am a U.S. citizen or other U.S. person.

☐	Please check this box only if you are subject to backup withholding. Please include a copy of the notification letter you received from the IRS.
The Internal Revenue Service does not require your consent to any provision of this document other than the certifications to avoid backup withholding.

Signature of Investor	Date
Signature of Joint Investor or for Qualified Plans, of Trustee/Custodian	Date

5	Subscriber signatures (continued)
The Subscription Agreement, together with a check made payable to “RREEF Property Trust, Inc.” for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

Regular Mail	Overnight Mail	Subscription Agreements	Payment may be wired to:
Investment Processing	Investment Processing	may be faxed to:	RREEF Property Trust, Inc.
Department	Department	(844) 616-8637	UMB Bank, N.A.
c/o DST Systems, Inc.	c/o DST Systems, Inc.		1010 Grand Boulevard, 4th Floor
P.O. Box 219985	430 W. 7th Street Suite 219985		Kansas City, MO 64106
Kansas City, MO 64121-9985	Kansas City, MO 64105		ABA #: 101000695
Toll Free: (855) 285-0508	Toll Free: (855) 285-0508		Account #: 9872012755
FAO: (Include Account Title)

The brand DWS represents DWS Group GmbH & Co. KGaA and any of its subsidiaries such as DWS Distributors, Inc. which offers investment products or DWS Investment Management Americas Inc. and RREEF America L.L.C. which offer advisory services.

DWS Distributors, Inc.
222 South Riverside Plaza Chicago, IL 60606-5808
www.dws.com service@dws.com
Tel (800) 621-1148

© 2019 DWS Group GmbH & Co. KGaA. All rights reserved. (8/19) RPT-ADD SUB